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FORM OF BY-LAWS OF THE SURVIVING CORPORATION

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

SYNERON MEDICAL LTD.,
a company organized under the laws of the State of Israel;

SYNERON ACQUISITION SUB, INC.,
a Delaware corporation;

and

CANDELA CORPORATION,
a Delaware corporation

dated as of September 8, 2009

Exhibits

Exhibit A – Definitions
Exhibit B – Form of Voting Agreement
Exhibit C – Form of Certificate of Incorporation of the Surviving Corporation
Exhibit D – Form of Bylaws of the Surviving Corporation
Exhibit E – Form of Resignation

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 8, 2009, by and among SYNERON MEDICAL LTD., a company organized under the laws of the State of Israel ("Parent"), SYNERON ACQUISITION SUB, INC., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Sub"), and CANDELA CORPORATION, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become an indirect, wholly-owned subsidiary of Parent.

        WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger and the other transactions contemplated hereby.

        WHEREAS, the board of directors of the Company (the "Company Board") has unanimously determined to recommend to its stockholders the approval of this Agreement and the Merger and the other transactions contemplated hereby.

        WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Merger shall qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) this Agreement, shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and (c) the parties hereto shall each be a party to this transaction as described in and pursuant to Section 368(b) of the Code.

        WHEREAS, in order to induce Parent to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent in the form attached hereto as Exhibit B concurrently with the execution and delivery of this Agreement (the "Voting Agreements").

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

        SECTION 1.    DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub into the Company.     Upon the terms and subject to the conditions set forth in this Agreement and in the applicable provisions of the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and as an indirect, wholly-owned subsidiary of Parent.

        1.2    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement, the certificate of merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.3    Closing; Effective Time.     The consummation of the Contemplated Transactions (the "Closing") shall take place at the offices Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Tel Aviv, Israel, at 10:00 am (Israel time) on a date to be designated by Parent, which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted to be waived) of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7. The date on which the Closing actually takes place is referred to as the "Closing Date." A certificate of merger in customary form and substance and satisfying the applicable requirements of the DGCL shall be duly executed in accordance with the relevant provisions of the DGCL in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors and Officers.     Unless otherwise determined by Parent prior to the Effective Time:

        (a)   at the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in Exhibit C, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.

        (b)   at the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety as set forth in Exhibit D, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law; and

        (c)   the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are validly designated and elected immediately prior to the Effective Time, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the applicable provisions of the certificate of incorporation and the bylaws.

        1.5    Conversion of Shares/Options.

        (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares of the Company Common Stock (any such share, a "Share"):

        (i)    any Shares or shares of other capital stock of the Company that are held by the Company (or held in the Company's treasury) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

        (ii)   any Shares or shares of other capital stock of the Company that are held by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

        (iii)  notwithstanding anything to the contrary in this Agreement, any Shares or shares of other capital stock of the Company that are held by any Subsidiary of the Company or by any Subsidiary of Parent (other than Merger Sub) shall remain outstanding after the Merger and shall not be cancelled, retired or converted into Per Share Merger Consideration;

        (iv)  except as provided in clauses "(i)" through "(iii)" above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive the following consideration (the "Per Share Merger Consideration"): 0.2911 (the "Exchange Ratio") duly issued and credited fully paid Parent Shares; and

        (v)   each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or any other Person, be converted into one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

        (b)   If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock or Parent Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Consideration shall be appropriately adjusted.

        (c)   If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract or under which the Company has any rights, then the Parent Shares issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Parent Shares may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time: (i) such Parent Shares shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (ii) such Parent Shares need not be delivered until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (iii) Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

        (d)   Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) and the board of directors of Parent (the "Parent Board") (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, the Company Stock Plans and each Company Award (as defined in Section 2.3(b)) listed in Part 1.5(d) of the Disclosure Schedule and which is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Parent and shall become fully vested and continue in effect in all material respects on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments provided in Section 1.5(b)), and each such Company Award shall be converted automatically into an option or stock appreciation right, as the case may be (each, a "New Award") to purchase the number of shares of Parent Shares, determined as provided below, at the exercise price, determined as provided below:

        (i)    the number of Parent Shares to be subject to the New Award shall be equal to the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the Company Award multiplied by the Exchange Ratio; provided that the number of Parent Shares resulting therefrom shall be rounded downward to the nearest whole Parent Share; and

        (ii)   the exercise price per Parent Share under the New Award shall be equal to (x) the exercise price per share of the Company Common Stock under the Company Award, divided by (y) the Exchange Ratio, provided that such exercise price shall be rounded upward to the nearest whole cent.

        The adjustment provided herein with respect to any Company Award shall be, and is intended to be, effected in a manner which is consistent with Section 424(a) of the Code. Except as provided in this Section 1.5(d), after the Effective Time, each New Award shall be exercisable upon the same terms and conditions as were applicable to the related Company Award immediately prior to the Effective Time (except that with regard to such New Award, any references to the Company shall be deemed, as appropriate, to mean Parent). Parent shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of Parent Shares sufficient for issuance upon the exercise of New Awards as contemplated by this Section 1.5(d).

        (iii)  Parent shall file no later than ten (10) Business Days after the Effective Time a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of Parent Shares to be issued in connection with the exercise of the New Awards as determined in this Section 1.5(d), and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for as long as the New Awards remain outstanding and such registration continues to be required.

        (e)   The Company shall take all actions necessary or appropriate to provide that each Company Award not listed in Part 1.5(d) of the Disclosure Schedule which is outstanding immediately prior to the Effective Time shall become fully vested and, to the extent not exercised immediately prior to the Effective Time, shall be canceled by the Company.

        (f)    Prior to the Effective Time, the Company Board shall take action to amend the Company's 1990 Employee Stock Purchase Plan (the "ESPP") to end the Payment Period no later than two (2) Business Days before the Effective Time and to terminate the ESPP immediately thereafter.

        (g)   No fractional Parent Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a Parent Share (after aggregating all fractional shares of Parent Shares issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the proportionate interest in the net proceeds for the sale by the Exchange Agent on behalf of such holder of the aggregate fractional Parent Shares that such holder otherwise would be entitled to receive.

        1.6    Closing of the Company's Transfer Books.     At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and in the case of shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), the names of the former registered holders shall be removed from the registry of holders of such shares, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time and any holders of Book-Entry Shares shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

        1.7    Surrender of Certificates.

        (a)   On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time (but in any event within five (5) Business Days), Parent or Merger Sub shall deposit with the Exchange Agent: (i) the Parent Shares issuable pursuant to Section 1.5 in respect of Shares properly delivered to the Exchange Agent; and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(g). The Parent Shares, and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

        (b)   Promptly after the Effective Time (but in any event within five (5) Business Days), the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or evidence thereof shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon actual delivery of such Company Stock Certificates or evidence of Book-Entry Shares, as the case may be to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the aggregate Per Share Merger Consideration for the shares surrendered. Upon surrender of a Company Stock Certificate or evidence of Book-Entry Shares to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a certificate representing the number of whole Parent Shares (after giving effect to any required withholdings) that such holder has the right to receive pursuant to the provisions of Section 1.5 and cash in lieu of any fractional Parent Shares) and the applicable Per Share Merger Consideration shall be sent as promptly as practicable to such holders; and (B) the Company Stock Certificate or Book-Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Per Share Merger Consideration as contemplated by Section 1.5. No interest shall be paid, payable or accrued on any amount payable upon due surrender of the Company Stock Certificates or Book-Entry Shares. If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and, if reasonably requested by Parent, the execution of an indemnity agreement against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Stock Certificate, certificates representing the Per Share Merger Consideration into which the Shares represented by such Company Stock Certificates were converted pursuant to Section 1.5 (and cash for fractional shares, if any, as may be required pursuant to Section 1.5(g) and any dividends or distributions payable pursuant to Section 1.7(c)).

        (c)   No dividends or other distributions declared or made with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Shares with respect to the Parent Shares that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or Book-Entry Shares in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

        (d)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for the Per Share Merger Consideration.

        (e)   Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Shares such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (f)    Neither Parent nor the Surviving Corporation shall be liable to any holder of any Shares or to any other Person with respect to any Parent Shares (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

        1.8    Further Action.     If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and

Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

        1.9    Appraisal Rights.     (a) Notwithstanding anything in this Agreement to the contrary, any Shares (including Book-Entry Shares) outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into, or represent the right to receive, the Per Share Merger Consideration. Such stockholders shall be entitled to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.7, of such Dissenting Shares.

        (b)   The Company shall give Parent prompt notice of, together with copies of, any written demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on or otherwise received by the Company pursuant to the DGCL. Parent shall have the right to direct and control all negotiations and proceedings with respect to any and all such demands for appraisal under the DGCL. Without limiting, and in furtherance of, the foregoing, the Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any such demands for appraisal other than pursuant to any Legal Requirement, (ii) offer to settle or otherwise settle any such demands or (iii) waive any failure to properly make or effect any such demand for appraisal or other action required to perfect appraisal rights in accordance with the DGCL.

        SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth (i) in the Disclosure Schedule or (ii) in the Filed Company SEC Documents, (other than disclosures in the "Risk Factors" or "Forward Looking Statements" sections of any such reports or other forward-looking statements set forth in such reports) the Company represents and warrants to Parent and Merger Sub as follows:

        2.1    Subsidiaries; Due Organization; Etc.

        (a)   The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, any equity or similar interest of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule (which includes a description of the interest and the percentage owned). None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

        (b)   Each of the Acquired Corporations is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except in the case of clauses (i) and (ii), the absence of which would not, individually, or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        (c)   Each of the Acquired Corporations is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not, individually, or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

        2.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.     The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto, as currently in effect. The Company has made available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations, as currently in effect. The Company is not in breach or violation of its certificate of incorporation, by-laws or other charter and organizational documents. None of the Company Subsidiaries is in breach or violation of its respective certificate of incorporation, by-laws or other charter and organizational documents, except as would not reasonably be expected to have a Company Material Adverse Effect.

        2.3    Capitalization, Etc.

        (a)   The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, of which 22,907,022 shares have been issued and are outstanding and of which 3,449,860 shares are held by the Company in its treasury. Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except for the Voting Agreements and as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(a)(iii) of the Disclosure Schedule accurately describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

        (b)   (i) 5,399,642 shares of Company Common Stock are subject to outstanding options to purchase Company Common Stock and stock appreciation rights or similar rights granted on Company Common Stock (collectively "Company Award(s)") and 603,848 shares of Company Common Stock are reserved for future Company Award grants under the Candela Laser Corporation 1990 Employee Stock Purchase Plan, the Candela Corporation Third Amended and Restated 1998 Stock Plan, and the Candela Corporation 2008 Stock Plan (collectively, the "Company Stock Plans"). Part 2.3(b) of the Disclosure Schedule sets forth the following information with respect to each Company Award outstanding as of the date of this Agreement: (A) the particular Company Stock Plan (if any) pursuant to which such Company Award was granted; (B) the name of the grantee; (C) the number of shares of Company Common Stock subject to such Company Awards; (D) the exercise price of such Company Award; (E) the date on which such Company Award was granted; (F) the extent to which such Company Award is vested and exercisable as of the date of this Agreement; (G) the date on which such Company Award expires; and (H) whether such Company Award is an "incentive stock option" (as defined in the Code), a non-qualified stock option or a stock appreciation right. The Company has made available to Parent accurate and complete copies of all the Company Stock Plans pursuant to which any of the Acquired Corporations has ever granted Company Awards, and the forms of all standard Award agreements evidencing such grants. Each Company Award was duly authorized no later than the date on which the grant of such Company Award was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents; each such grant was made in all material respects in accordance with the terms of the applicable Company Stock Plan and all other applicable Law; each such grant intended to qualify as an "incentive stock option" under Section 422 of the Code so qualifies; and the per share exercise price of each Company Award, if applicable, was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

        (c)   Except as set forth in Part 2.3(b) of the Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations or any stock appreciation rights or similar rights; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations, except in the case of clauses (i) and (ii), in the ordinary course of business of the Acquired Corporations with respect to obligations between or among the Acquired Corporations.

        (d)   To the knowledge of the Company, all outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements.

        (e)   All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than with respect to applicable Legal Requirements.

        2.4    Authority; Binding Nature of Agreement.

        (a)   The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement (subject to the receipt of the Required Stockholder Vote (as defined in Section 2.21)). The Company Board (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) recommended the adoption and approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2)(the "Company Board Recommendation"); and (d) to the extent necessary, unanimously adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

        (b)   Other than the receipt of the Required Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to approve or adopt this Agreement and to consummate the Contemplated Transactions.

        2.5    SEC Filings; Financial Statements.

        (a)   The Company has made available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents (including documents incorporated by reference therein) filed by the Company with the SEC since June 28, 2008 (the "Company SEC Documents") as well as all comment letters received by the Company from the SEC since June 28, 2008 and all responses to such comment letters provided to the SEC by or on behalf of the Company. All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents at the time they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made certifications and statements required by: (A) Rule 13a-14 under the Exchange Act; and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the "Certifications") which at the time made were accurate and complete, and complied as to form and content with all applicable Legal Requirements. As used in this Section 2, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (b)   The Company maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company, including its consolidated Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has made available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. The Company is in material compliance with the applicable listing and other rules and regulations of the Nasdaq and it has not received any notice from the Nasdaq asserting any non-compliance with such rules and regulations.

        (c)   The Company maintains an effective system of internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act. The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and, (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's control over financial reporting. Since June 28, 2008 (the "Audit Date"), there has not been any material weakness in the Company's internal control over financial reporting, nor any material change in the Company's internal control over financial reporting.

        (d)   The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form as of the respective dates of filing of such Company SEC Documents with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Company SEC Documents to be filed subsequent to the date hereof are not expected to be, material in amount or effect). No financial statements of any Person other than the Acquired Corporations are required by GAAP to be included in the consolidated financial statements of the Company.

        (e)   The Company's auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been "independent" with respect to the Company within the meaning of Regulation S-X under the Exchange Act.

        (f)    The Company has made available to Parent accurate and complete copies of the documentation creating or governing "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations during any period covered by any of the Company SEC Documents.

        2.6    Absence of Changes.     Except as disclosed on the Company SEC Documents or set forth in Part 2.6 of the Disclosure Schedule or as expressly contemplated by this Agreement, since June 28, 2008 through the date of this Agreement:

        (a)   there has not been any Company Material Adverse Effect, and no event has occurred or circumstance arisen that would reasonably be expected to have or result in a Company Material Adverse Effect;

        (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) which has had or would reasonably be expected to have a Company Material Adverse Effect;

        (c)   none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

        (d)   none of the Acquired Corporations has: (i) made or changed any Tax election; (ii) adopted or changed any accounting method relating to Taxes; (iii) compromised or settled any Tax liability; or (iv) consented to any waiver or extension of the limitations period applicable to any Taxes or Tax Returns, in each case, which has had or would reasonably be expected to have a Company Material Adverse Effect;

        (e)   none of the Acquired Corporations has: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect other than to the extent require by any Legal Requirement; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees other than in the ordinary course of business; and

        (f)    none of the Acquired Corporations has entered into any material transaction or Contract outside of the ordinary course of business.

        2.7    Title to Assets.     The Acquired Corporations own, and have good and valid title to, all material assets purported to be owned by them, including: (a) all material assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any statutory lien for current taxes not yet due and payable, or taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; (iii) pledges to secure deposits described in Part 2.7 of the Disclosure Schedule; and (iv) liens described in Part 2.7 of the Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Unaudited Interim Balance Sheet; and (B) all other material assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations.

        2.8    Real Property; Leasehold.     None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

        2.9    Intellectual Property; Privacy.

        (a)   For purposes of this Agreement, the following terms shall be defined as follows:

        (i)    "IP Rights" means any and all of the following in any country: (A) Copyrights, Patent Rights, Trademark Rights, domain name registrations, moral rights, trade secrets, know how rights, and other intellectual property rights; and (B) the right (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

        (ii)   "Copyrights" means all U.S. copyrights and copyrightable works, including all rights of authorship, reproduction, distribution, display, performance, preparation of derivative works, moral rights and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

        (iii)  "Material Company IP Rights" means all Company IP Rights, which are material to the conduct of the Company's business in the manner in which its business is currently being conducted.

        (iv)  "Patent Rights" means all issued patents and pending patent applications (which for purposes of this Agreement shall include utility models, design patents, certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

        (v)   "Company IP Rights" means all IP Rights owned solely or co-owned by the Company or its Subsidiaries, or in which the Company or its Subsidiaries has any right, title or interest, including any IP Rights applied for by, issued to, or registered in the name of the Company or any of its Subsidiaries.

        (vi)  "Trademark Rights" means all trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names.

        (b)   Part 2.9(b) of the Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by the Company or its Subsidiaries as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 2.9(b) of the Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has any co-ownership interest, other than those owned solely by the Company or its Subsidiaries, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 2.9(b) of the Disclosure Schedule lists, to the best knowledge of the Company as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which the Company or its Subsidiaries has any right, title or interest, other than those owned solely or co-owned by the Company or its Subsidiaries.

        (c)   Except as set forth in Part 2.9(c) of the Disclosure Schedule, neither the Company nor its Subsidiaries jointly own any Patent Rights with any person other than the Company or its Subsidiaries. No current or former officer, manager, director, employee or independent contractor of the Company or its Subsidiaries, has any right, title or interest in, to or under any Company IP Rights or any IP Right used in the business of the Company or any of its Subsidiaries that has not been exclusively assigned, or transferred to the Company or its Subsidiaries or licensed to the Company or its Subsidiaries for such use, except where the absence of such assignment, transfer or license would not reasonably be expected to have or result in a Company Material Adverse Effect. Except as set forth in Part 2.9 (c) of the Disclosure Schedule, no Company IP Right is involved in any interference, reexamination, cancellation, or opposition proceeding and no third party has challenged in writing within the last two years, or to the best knowledge of the Company has threatened within the last two years to challenge, the right, title or interest of the Company or its Subsidiaries in, to or under the Company IP Rights owned or co-owned by the Company or exclusively licensed to the Company, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed by the Company or its Subsidiaries included in the Company IP Rights. To the best knowledge of the Company, no third party has claimed within the last two years any right, title or interest in any Company IP Rights owned or co-owned by or exclusively licensed to the Company in contravention of the Company's rights in such Company IP Rights.

        (d)   Except as set forth in Part 2.9 (d) of the Disclosure Schedule, no third party is asserting in writing, or to the best knowledge of the Company threatening in writing or otherwise to make, a claim challenging the ownership or other rights of the Company or its Subsidiaries in, under or to any of the Material Company IP Rights and the Company has no knowledge of facts that have led the Company to believe that such claim is likely to be made.

        (e)   Neither the Company nor its Subsidiaries is subject to any legally binding contract or written agreement that restricts the use, transfer, delivery or licensing of the Material Company IP Rights owned or co-owned by the Company (or any tangible embodiment thereof), except where such restrictions would not reasonably be expected to have or result in a Company Material Adverse Effect. Part 2.9(e) of the Disclosure Schedule is an accurate and complete list of all licenses and other agreements pursuant to which the Company or any of its Subsidiaries is authorized to use any IP Rights owned by any third party other than those that are not material to the conduct of the business of the Company or its Subsidiaries. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not breach, violate, or conflict with any such agreement governing any such IP Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such IP Right, or in any way impair the right of the Company or any of its Subsidiaries to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any Material Company IP Right.

        (f)    The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of the proprietary know-how included in the Company IP Rights. Neither the Company nor any of its Subsidiaries has granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any exclusive right or license, or title in, to or under any Material Company IP Rights (or any tangible embodiment thereof). Except as set forth in Part 2.9(f) of the Disclosure Schedule, there are no outstanding obligations to pay any material amounts or provide other material consideration to any other person in connection with any Material Company IP Rights (or any tangible embodiment thereof).

        (g)   To the best of the knowledge of the Company, the Company and its Subsidiaries own, or otherwise possess legally enforceable rights to use, all IP Rights used by the Company in its conduct of its business, other than those which, individually or in the aggregate, are not material to the conduct of the Company's business. To the best knowledge of the Company, the Company IP Rights collectively constitute all of the IP Rights necessary to enable the Company and its Subsidiaries to conduct its business, other than those which, individually or in the aggregate, are not material to the conduct of the Company's business.

        (h)   To the best of the knowledge of the Company, the conduct of its business does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of any IP Rights of any other person, and, except as set forth in Part 2.9(h) of the Disclosure Schedule, neither the Company nor its Subsidiaries has received any written notice or other communication asserting any of the foregoing that remains unresolved.

        (i)    To the best knowledge of the Company, no Material Company IP Rights are being infringed or misappropriated by any third party.

        (j)    The practice of the Company and its Subsidiaries is to sign non-disclosure and assignment agreements with officers and employees of the Company and its Subsidiaries who have contributed in a material manner to the creation or development of any Material Company IP Rights arising from services performed for the Company or its Subsidiaries by such persons. The practice of the Company and its Subsidiaries is to sign non-disclosure and assignment agreements with consultants and independent contractors to the Company or its Subsidiaries who have contributed in a material manner to the creation or development of any Material Company IP Rights, arising from the services performed for the Company or its Subsidiaries by such persons. To the best knowledge of the Company, no current employee or independent contractor of the Company or its Subsidiaries is in material violation of any term of any non-disclosure or assignment agreement with the Company or its Subsidiaries.

        (k)   Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Company's right, title or interest in or to any Company IP Rights, except where such contravention, conflict or limitation would not reasonably be expected to have or result in a Company Material Adverse Effect.

        2.10    Contracts.

        (a)   Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following, shall be deemed to constitute a "Material Contract":

        (i)    any Contract where the amount paid or payable is greater than $150,000, in the aggregate, over a period of one (1) year: (A) relating to the employment of, or the performance of services by, any employee, consultant or director; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary);

        (ii)   any Company IP Contract, if a breach of such Company IP Contract could reasonably be expected to have or result in a Company Material Adverse Effect;

        (iii)  any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation;

        (iv)  any Contract that provides for indemnification of any Company Associate or any current or former agent of any of the Acquired Corporations other than such Contracts entered into in the ordinary course of business (an "Indemnification Contract");

        (v)   any Contract (other than such Contracts entered into in the ordinary course of business and/or that may be canceled without any penalty or other liability to any Acquired Corporation upon notice of 120 days or less) imposing any material restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

        (vi)  any Contract (other than Contracts evidencing Company Awards): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

        (vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation other than (A) any such agreement between or among any of the Acquired Corporations; or (B) any such agreement entered into in the ordinary course of business which relates to obligations which do not exceed $250,000 in the aggregate;

        (viii)  any Contract relating to any currency hedging;

        (ix)  any Contract: (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations; or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

        (x)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables which do not exceed $250,000 in the aggregate, (B) loans to direct and indirect wholly owned Subsidiaries which do not exceed $250,000 in the aggregate (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice which do not exceed $250,000 in the aggregate, (D) agreements between or among any of the Acquired Corporations which relate to obligations which do not exceed $250,000 in the aggregate and (E) agreements entered into in the ordinary course of business which relate to obligations which do not exceed $250,000 in the aggregate;

        (xi)  any Contract with or to a labor union, including a collective bargaining agreement or similar agreement;

        (xii) any Contract, the termination of which would reasonably be expected to have or result in a Company Material Adverse Effect; and

        (xiii)  any Contract outside the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate.

        The Company has made available to Parent copies of each written Material Contract and written summaries of all oral Material Contracts (other than Company IP Contracts that do not need to be specifically identified in Part 2.9 of the Disclosure Schedule).

        (b)   Except as disclosed on Part 2.10(b) of the Disclosure Schedule, each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) the Bankruptcy and Equity Exception, and (ii) such failures to be valid and binding or to be in full force and effect that would not have or reasonably be expected to have a Company Material Adverse Effect.

        (c)   Except as set forth in Part 2.10(c) of the Disclosure Schedule, none of the Acquired Corporations has violated or breached, or committed any default under (and no event has occurred that with notice or lapse of time, or both, would constitute such a default), any Material Contract; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract, in each case except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        2.11    Liabilities.     None of the Acquired Corporations has, and none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected or reserved against on the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts made available to Parent prior to the date of this Agreement; (d) liabilities incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Disclosure Schedule.

        2.12    Compliance with Legal Requirements.     Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements, except for failures to comply or violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        2.13    Certain Business Practices.     The Acquired Corporations and each director, officer, employee and agent of the Acquired Corporations acting on behalf of the Acquired Corporations, is in compliance in all material respects with (a) applicable laws relating to illegal payments and bribes, (b) applicable laws relating to illegal political contributions, and (c) the Foreign Corrupt Practices Act of 1977, as amended, or the regulations promulgated thereunder, or any similar Legal Requirement.

        2.14    Governmental Authorizations.

        (a)   The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are in full force and effect, except where the failure to have any such Governmental Authorization would not have or reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened in writing, and there is no Legal Proceeding pending, or to the knowledge of the Company, threatened in writing, seeking the suspension, revocation or cancellation of any such Governmental Authorizations, except where the failure to have such Governmental Authorizations have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        Each Acquired Corporation is in compliance in all material respects with the terms and requirements of such Governmental Authorizations, except for failures to comply or violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        (b)   Part 2.14(b) of the Disclosure Schedule accurately and completely describes the terms of each effective material grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any Governmental Body. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule, except for failures to comply or violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time, or both) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule, except for any such revocation, withdrawal, suspension, cancelation, termination or modification or other occurrences that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

        2.15    Tax Matters.

        (a)   Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, (i) each of the Acquired Corporations has filed all Tax Returns that it was required to file under applicable Legal Requirements, and (ii) all such Tax Returns were correct and complete in all respects; provided, however, that notwithstanding anything to the contrary, the foregoing shall not constitute a representation or warranty as to the existence, amount or any other aspect of the net operating or capital loss carryovers, carryforward of business or other Tax credits, Tax basis, earnings and profits or other Tax attribute of the Acquired Corporations.

        (b)   Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, (i) all Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made, and (ii) each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c)   Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, no claim has ever been made in writing by an authority in a jurisdiction where the Acquired Corporations do not file Tax Returns that any of them is or may be subject to taxation in that jurisdiction.

        (d)   Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, (i) none of the Acquired Corporations has received from any Governmental Body any (A) written notice indicating an intent to open an audit or other review, or (B) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations, in either case, that has not been resolved on or prior to the date hereof, and (ii) no Legal Proceedings are now proposed, pending, in progress, or to the knowledge of the Company, threatened in writing, against the Acquired Corporations.

        (e)   The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

        (f)    No Acquired Corporation has participated in, or is currently participating in, (i) a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or (ii) to the knowledge of Company, a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4 (or, in either case, under any similar provision under state, local or foreign law).

        (g)   Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, none of the Acquired Corporations is or has been a party to or bound by any Tax allocation, sharing or indemnity agreement pursuant to which any Acquired Corporation would have an obligation with respect to the Taxes of another person or entity following the Closing or that will not be terminated as of the Closing. Each of the Acquired Corporations has (A) not been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was the Company) within the meaning of Section 1504(a) of the Code (or any similar provision of state, local or foreign law) and (B) no liability for the Taxes of any Person (other than any Acquired Corporation) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract, except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate.

        (h)   Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, the unpaid Taxes of the Acquired Corporations (i) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Corporations in filing their Tax Returns. Since the date of the Unaudited Interim Balance Sheet, none of the Acquired Corporations has incurred any material liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

        (i)    Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, none of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

        (j)    None of the Acquired Corporations was a "distributing corporation" or a "controlled corporation" in a transaction governed by or intended to be governed by Section 355 of the Code (or any similar provision under state, local or foreign law) (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355 of the Code, or any similar provision under state, local or foreign law) in conjunction with the Merger.

        (k)   None of the Acquired Corporations has taken any action (or failed to take any action) or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) prevent Parent from being treated as a "corporation" pursuant to Section 367(a) of the Code with respect to the Merger.

        (l)    Except as would not have or reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate, none of the Acquired Corporations waived any statute of limitations or agreed to any extension of time with respect to any assessment or deficiency of Tax.

        2.16    Employee and Labor Matters; Benefit Plans.

        (a)   Part 2.16(a) of the Disclosure Schedule accurately identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

        (b)   Part 2.16(b) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any severance benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee's employment with any of the Acquired Corporations; and Part 2.16(b) of the Disclosure Schedule accurately describes such benefits.

        (c)   The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Associates.

        (d)   Except as set forth in Part 2.16(d) of the Disclosure Schedule, none of the Acquired Corporations is a party to, bound by, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the best of the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations.

        (e)   Except as set forth in Part 2.16(e) of the Disclosure Schedule, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

        (f)    None of the Acquired Corporations is or has ever been engaged, in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers' compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

        (g)   To the knowledge of the Company, no current or former independent contractor of any of the Acquired Corporations could be deemed to be a misclassified employee. To the knowledge of the Company, the Acquired Companies (i) are in material compliance with all applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment and wages and hours, in each case with respect to their respective current and former employees, (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (iii) are not liable for any arrears of wages beyond the current pay period or any taxes or any penalty for material failure to comply with any of the foregoing, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations to employees (other than routine payments to be made in the normal course of business and consistent with past practice), except, in each case, as would not have a material adverse effect, alone or in the aggregate.

        (h)   Part 2.16(h) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Benefit Plan and each Company Benefit Agreement. None of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to Parent in writing or as expressly contemplated by this Agreement) in a manner that would affect any Company Associate.

        (i)    With respect to each Company Benefit Plan, the Company has made available to Parent: (i) an accurate and complete copy of all documents setting forth the terms of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the latest annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Company Benefit Plan; (iv) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements and insurance contracts; (vi) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (vii) all forms required under COBRA; and (viii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such Company Benefit Plan.

        (j)    Except for violations that, individually, on the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, and applicable U.S. securities laws and regulations; (ii) to the best of the knowledge of the Company, each of the Acquired Corporations and Company Affiliates have performed all obligations required to be performed by them under each Company Benefit Plan, and none of the Acquired Corporations is in default or violation of the terms of any Company Benefit Plan; and (iii) to the best of the knowledge of the Company, there has been no default or violation by any other party with respect to any term of any Company Benefit Plan. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and the Company is not aware of any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA or guidance from the DOL) has occurred with respect to any Company Benefit Plan that could subject the acquired corporation to a material tax or penalty. There are no material claims or material Legal Proceedings pending, or, to the best of the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. To the best of the knowledge of the Company, no material breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries could reasonably be expected to incur a material liability. Each Company Benefit Plan (other than any Company Benefit Plan to be terminated prior to the Closing in accordance with this Agreement or any Company Benefit Agreement) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses). No Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the IRS, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the best of the knowledge of the Company, threatened. No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code or ERISA with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Unaudited Interim Balance Sheet.

        (k)   None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) "multiemployer plan" within the meaning of Section 3(37) of ERISA; (iii) "multiple employer plan" (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a "plan asset" within the meaning of DOL Regulations Section 2510.3-101. Except as otherwise set forth in Part 2.16(k) of the Disclosure Schedule, neither the execution of this Agreement, nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.

        (l)    Except as set forth in Part 2.16(l) of the Disclosure Schedule, no Company Benefit Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Except as set forth in Part 2.16(l) of the Disclosure Schedule, other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a part of a group of Company Associates) or any other Person that such Company

Associate or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

        (m)  Except as set forth in Part 2.16(m) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement.

        (n)   Except as set forth in Part 2.16(n) of the Disclosure Schedule, and except for violations that, individually, or in the aggregate, would not reasonably be expect to have a Company Material Adverse Effect each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice). None of the Acquired Corporations has effectuated a "plant closing," partial "plant closing," "mass layoff," "relocation" or "termination" (each as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

        (o)   To the best of the knowledge of the Company, no stockholder nor any Company Associate is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person's efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate.

        (p)   Part 2.16(p) of the Disclosure Schedule sets forth each Company Benefit Plan that is in effect as of the date of this Agreement and provides any compensation that could be deemed deferred compensation within the meaning of Section 409A of the Code, and each such Plan (1) would not be reasonably expected to trigger any taxes or penalties under Section 409A of the Code, (2) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

        2.17    Environmental Matters.

        (a)   Except as set forth in Part 2.17(a) of the Disclosure Schedule, each of the Acquired Corporations is in material compliance with, and has no material liability under, any applicable Environmental Requirements (as defined in Section 2.17(d)).

        (b)   Except as set forth in Part 2.17(b) of the Disclosure Schedule, no Acquired Corporation has Released or transported any Materials of Environmental Concern except in compliance in all material respects with any applicable Environmental Requirement.

        (c)   Except as set forth in Part 2.17(c) of the Disclosure Schedule, none of the Acquired Corporations has received any written notice or other written communication, from a Governmental Body or any other Person, regarding any of the Acquired Corporations' alleged noncompliance with, or liability under, any Environmental Requirement.

        (d)   For purposes of this Agreement: (i) "Environmental Requirement" means any Legal Requirement relating to pollution or protection of natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) "Materials of Environmental Concern" include pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Requirement; and (iii) "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

        2.18    Insurance.

        (a)   The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and subject to expirations and renewals of insurance policies in the ordinary course of business, each of such insurance policies is in full force and effect, and all premiums due thereon have been paid in full (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies). Except as set forth in Part 2.18(a) of the Disclosure Schedule, since August 31, 2008, none of the Acquired Corporations has received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.18(a) of the Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporation, in each case, in excess of $75,000. Except as set forth in Part 2.18(a) of the Disclosure Schedule, since August 31, 2008, the Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal proceeding pending or threatened against any of the Acquired Corporations, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so.

        (b)   The Company has made available to Parent accurate and complete copies of the existing policies (primary and excess) of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement.

        2.19    Transactions with Affiliates.     Except as set forth in the Company SEC Documents or in Part 2.19 of the Disclosure Schedule, since the date of the Company's last proxy statement filed with the

SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        2.20    Legal Proceedings; Orders.

        (a)   Except as disclosed in the Company SEC Documents or as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations, that if determined or resolved adversely to the Acquired Corporations, would have or would reasonably be expected to have a Company Material Adverse Effect; or (ii) that, as of the date of this Agreement, challenges, or may have the effect of preventing, materially delaying or making illegal the Merger or any of the other Contemplated Transactions.

        (b)   The Company has not received any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject.

        2.21    Inapplicability of Anti-takeover Statutes.     The Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

        2.22    Vote Required.     The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting and entitled to vote (the "Required Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.

        2.23    Non-Contravention; Consents.     (a) Subject to obtaining the Required Stockholder Vote and compliance with the requirements specified in Section 2.22(b) and except as set forth in Part 2.23(a) of the Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

        (i)    contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations;

        (ii)   contravene, conflict with or result in a violation of any Legal Requirement to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

        (iii)  contravene, conflict with or result in a violation or breach of, or result in a default under or require notice to or the consent of any Person under, any provision of any Material Contract, or give any Person the right to: (a) declare a default under any Material Contract; (b) accelerate the maturity or performance of any Material Contract; or (c) cancel, terminate or modify any term of any Material Contract; or

        (iv)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or impair the operations of any of the Acquired Corporations);

        provided, however, that except in the case of clauses (ii), (iii) and (iv) above, for any such contraventions, conflicts, violations, breaches, defaults, terminations, accelerations, modifications or cancellations or other occurrences and for any consents or waivers not obtained, that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

        (b)   Except as set forth in Part 2.23(b) of the Disclosure Schedule and as may be required by the Exchange Act, the DGCL, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form F-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person or Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions, except, in each case, for any filings or notification, the failure of which to be obtained, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

        2.24    Company Fairness Opinion.     The Company Board has received the written opinion or oral opinion to be confirmed in writing of Houlihan Lokey Howard & Zukin Capital, Inc., financial advisor to the Company (the "Company Financial Advisor"), to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company. The Company will promptly make such opinion available to Parent upon receipt.

        2.25    Financial Advisor.     Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

        2.26    Registration Statement; Prospectus/Proxy Statement.     None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form F-4 Registration Statement or in any Other SEC Filing will, at the time the Form F-4 Registration Statement or Other SEC Filing becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions in this Section 2.26, no representation or warranty is made by the Company with respect to information or statements supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Form F-4 Registration Statement or the Prospectus/Proxy Statement.

        2.27    Compliance with Health Care Laws.

        The Company and each of its Affiliates is in material compliance with all relevant federal and other health care Legal Requirements applicable to the Company and the Company's products, including the federal criminal anti-fraud and abuse statute (42 U.S.C. § 1320a-7b), all other Legal Requirements prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal health care programs exclusion laws, SSA § 1128 (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of the Company and the Company's products.

        2.28    FDA Compliance.

        (a)   The Company has obtained each federal, state, county, local or non-U.S. Governmental Authorizations (including 510(k), PMA and any other Governmental Authorization), or is exempt therefrom, that may be required by the FDA or any other Governmental Body engaged in the regulation of the Company's products. Part 2.28(a) of the Disclosure Schedule lists all annual establishment manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed in order to reasonably be expected to maintain any Governmental Authorization and manufacturing facility registrations or licenses and where failure to timely file would result in a Company Material Adverse Effect. The Company has not received any notice or written communication with respect to the Company's business from any Governmental Body regarding, and, to the knowledge of the Company, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any Governmental Authorization, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Government Authorization or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Government Authorization.

        (b)   The operation of the Company's business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all the Company products, is and at all times has been in material compliance with all applicable Legal Requirements, Governmental Authorizations and orders including those administered by the FDA for products sold in the United States. There is no actual or, to the knowledge of the Company, threatened material action or investigation in respect of the Company's business by the FDA or any other Governmental Body which has jurisdiction over the operations, properties, products or processes of the Company, or, to the knowledge of the Company, by any third parties acting on their behalf. The Company has no knowledge that any Governmental Body is considering such action or investigation or of any facts or circumstances that are likely to give rise to any such action or investigation.

        (c)   Except as set forth in Part 2.28(c) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, the Company has not had any product or manufacturing site subject to a Governmental Body (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, "warning letters," "untitled letters" or, to the knowledge of the Company, requests or requirements to make changes to the operations of the Company's business or the Company's products that if not complied with, would reasonably be expected to result in a Company Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Body in respect of the Company's business and alleging or asserting noncompliance with any applicable Legal Requirements or Governmental Authorizations, and, to the knowledge of the Company, neither the FDA nor any Governmental Body is considering such action. Except as set forth in Part 2.28(c) of the Disclosure Schedule, during the three (3) year period ending on the Closing Date, no vigilance report or medical device report with respect to the Company's products has been reported by the Company, and to the knowledge of the Company, no vigilance report or medical device report is under investigation by any Governmental Body with respect to the Company's Products.

        (d)   All studies, tests and preclinical tests and clinical trials in respect of the Company's business being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Body, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Governmental Authorizations, are being or have been conducted in compliance in all material respects with applicable Legal Requirements. The Company has not received any notices, correspondence or other communication in respect of the Company's business from the FDA or any other Governmental Body requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated, and to the knowledge of the Company, neither the FDA nor any other Governmental Body is considering such action. The Company has not received specific written notification from a Governmental Body of the rejection of data obtained from any clinical trials conducted by, or on behalf of, the Company or in which the Company has participated with respect to the Company's business or the Company's products, which data were submitted to the Governmental Body and which were necessary to obtain regulatory approval or clearance of a particular Company product.

        (e)   The manufacture of the Company's products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA's Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by any Governmental Body in countries outside the United States. The Company is in material compliance with all applicable Legal Requirements and certifications currently held by the Company governing quality systems and manufacturing processes. To the knowledge of the Company, any third party assembler, sterilizer or manufacturer of the Company's products is in material compliance with all applicable Legal Requirements governing those third parties' activities, including Legal Requirements set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements.

        (f)    The Company is not the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company's business by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To its knowledge, the Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Company's business, that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" and any amendments thereto. Neither the Company, nor, to its knowledge, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Legal Requirement. To the knowledge of the Company, no debarment proceedings or investigations in respect of the Company's business are pending or threatened against the Company or any of its officers, employees or agents.

        (g)   There is no pending, nor to the knowledge of the Company, threatened, proceeding, informational inquiry or investigation under Medicare, Medicaid or any other government-sponsored health care program (collectively, "Government Programs") involving the Company, nor is the Company aware of any pending, or to the knowledge of the Company, threatened, proceeding, informational inquiry or investigation under any private third party health care insurance program (collectively, "Private Insurance Programs") involving the Company. To the Company's knowledge, the Company's sales and marketing practices are, and since January 1, 2004, have been, in compliance in all material respects with all applicable Legal Requirements and all policies of applicable Private Insurance Programs. To the Company's knowledge, the Company has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. To the Company's knowledge, none of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of the Company has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

        SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth (i) in the Parent Disclosure Schedule or (ii) in the Filed Parent SEC Documents, (other than disclosures in the "Risk Factors" or "Forward Looking Statements" sections of any such reports or other forward-looking statements set forth in such reports) Parent and Merger Sub represent and warrant to the Company as follows:

        3.1    Subsidiaries; Due Organization; Etc.     Parent has no Subsidiaries, except for the Entities identified in Part 3.1(a)(i) of the Parent Disclosure Schedule; and neither Parent nor any of the other Entities identified in Part 3.1(a)(i) of the Parent Disclosure Schedule owns any capital stock of, any equity or similar interest of any nature in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a)(ii) of the Parent Disclosure Schedule (which includes a description of the interest and the percentage owned). Neither Parent nor any of the Entities identified in Part 3.1(a)(i) of the Parent Disclosure Schedule (collectively with Parent, the "Parent Entities") has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Parent Entities has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

        (b)   Each of the Parent Entities is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used, except in each case, the absence of which would not, individually, or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

        (c)   Each of the Parent Entities is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except as would not, individually, or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

        3.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.     Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Parent Entities, including all amendments thereto, as currently in effect. Parent has made available to the Company accurate and complete copies of: (a) the charters of all committees of the Parent Board; and (b) any code of conduct or similar policy adopted by any of the Parent Entities or by the board of directors, or any committee of the board of directors, of any of the Parent Entities as currently in effect. Parent is not in breach or violation of its certificate of incorporation, by-laws or other charter and organizational documents. None of the Parent Subsidiaries is in breach or violation of its respective certificate of incorporation, by-laws or other charter and organizational documents, except as would not reasonably be expected to have a Parent Material Adverse Effect.

        3.3    Capitalization, Etc.

        (a)   The authorized capital stock of Parent consists of 100,000,000 Parent Shares, of which 27,536,561 shares have been issued and are outstanding and of which 1,251,174 shares are held by Parent in its treasury, each as of the date of this Agreement. Except as set forth in Part 3.3(a)(i) of the Parent Disclosure Schedule, Parent does not hold any shares of its capital stock in its treasury. All of the outstanding Parent Shares have been duly authorized and validly issued, and are fully paid and nonassessable. There are no Parent Shares held by any of the other Parent Entities. Except as set forth in Part 3.3(a)(ii) of the Parent Disclosure Schedule as of the date of this Agreement: (i) none of the outstanding Parent Shares is entitled or subject to any preemptive right, right of participation or any similar right; (ii) none of the outstanding Parent Shares is subject to any right of first refusal in favor of Parent; and (iii) there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Parent Shares. None of the Parent Entities is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Parent Shares or other securities. Part 3.3(a)(iii) of the Parent Disclosure Schedule accurately describes as of the date of this Agreement, all repurchase rights held by the Company with respect to Parent Shares (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

        (b)   As of the date of this Agreement: (i) 3,577,698 Parent Shares are subject to outstanding options to purchase Parent Shares and restricted stock units or similar rights granted on Parent Shares (collectively "Parent Award(s)") and 2,149,897 Parent Shares are reserved for future Parent Award grants under the Syneron Medical Ltd. Share Option Plan 2003, the Syneron Medical Ltd. The 2004 Israel Stock Option Plan and the Syneron Medical Ltd. 2004 Stock Incentive Plan (collectively, the "Parent Stock Plans"). Part 3.3(b) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Award outstanding as of the date of this Agreement: (A) the particular Parent Stock Plan (if any) pursuant to which such Parent Award was granted; (B) the name of the grantee; (C) the number of Parent Shares subject to such Parent Awards; (D) the exercise price of such Parent Award; (E) the date on which such Parent Award was granted; (F) the extent to which such Parent Award is vested and exercisable as of the date of this Agreement; (G) the date on which such Parent Award expires; and (H) whether such Parent Award is an "incentive stock option" (as defined in the Code), a non-qualified stock option or a restricted stock unit. Parent has made available to the Company accurate and complete copies of all the Parent Stock Plans pursuant to which any of the Parent Entities has ever granted Parent Awards, and the forms of all standard Parent Award agreements evidencing such grants.

        (c)   Except as set forth in Part 3.3(b) of the Parent Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Parent Entities or any stock appreciation rights or similar rights; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Parent Entities, except in each case, in the ordinary course of business of the Parent Entities with respect to obligations between or among the Parent Entities.

        (d)   To the knowledge of the Parent, all outstanding shares of Parent Common Stock, options, warrants and other securities of the Parent Entities have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements.

        (e)   All of the outstanding shares of capital stock of each of Parent's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances, other than with respect to applicable Legal Requirements.

        3.4    Authority; Binding Nature of Agreement.

        (a)   Parent and Merger Sub have all necessary corporate power and authority to enter into and to perform their respective obligations under this Agreement. The Parent Board (at a meeting duly called and held) has: (a) determined that the Merger is advisable; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and Merger Sub; and (c) authorized and approved the issuance of Parent Shares pursuant to the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except for the Bankruptcy and Equity Exception.

        (b)   No other corporate proceedings or the part of Parent or Merger Sub are necessary to approve or adopt this Agreement and to consummate the Contemplated Transactions.

        3.5    SEC Filings; Financial Statements.

        (a)   Parent has made available to the Company accurate and complete copies of all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents (including documents incorporated by reference therein) filed by Parent with the SEC since December 31, 2008 (the "Parent SEC Documents") as well as all comment letters received by Parent from the SEC since December 31, 2008 and all responses to such comment letters provided to the SEC by or on behalf of Parent. All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. None of Parent's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents at the time they were filed with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made the Certifications which at the time made were accurate and complete, and complied as to form and content with all applicable Legal Requirements. As used in this Section 3, the term "file" and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

        (b)   Parent maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning Parent, including its consolidated Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC and other public disclosure documents. Parent has made available to the Company accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating such disclosure controls and procedures. Parent is in material compliance with the applicable listing and other rules and regulations of Nasdaq and has not received any notice from Nasdaq asserting any non-compliance with such rules and regulations.

        (c)   Parent's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent's outside auditors and the audit committee of the Parent Board (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial data and, (ii) any fraud, whether or not material, that involves management or other employees who have a role in Parent's control over financial reporting. Since December 31, 2008, there has not been any material change in Parent's internal control over financial reporting.

        (d)   The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form as of the respective dates of filing of such Parent SEC Documents with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements, and except that any unaudited financial statements provided to the Company may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that were not, or with respect to any such financial statements contained in any Parent SEC Documents to be filed subsequent to the date hereof are not expected to be, material in amount or effect). No financial statements of any Person other than the Parent Entities are required by GAAP to be included in the consolidated financial statements of Parent.

        (e)   Parent has made available to the Company accurate and complete copies of the documentation creating or governing "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of

Regulation S-K under the Exchange Act) effected by any of the Parent Entities during any period covered by any of the Parent SEC Documents.

        3.6    Absence of Changes.     Except as disclosed on the Parent SEC Documents or set forth in Part 3.6 of the Parent Disclosure Schedule or as expressly contemplated by this Agreement, since December 31, 2008 through the date of this Agreement:

        (a)   there has not been any Parent Material Adverse Effect, and no event has occurred or circumstance arisen that would reasonably be expected to have or result in a Parent Material Adverse Effect;

        (b)   there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Parent Entities (whether or not covered by insurance) which has had or would reasonably be expected to have a Parent Material Adverse Effect;

        (c)   none of the Parent Entities has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; and

        (d)   none of the Parent Entities has: (i) made or changed any Tax election; (ii) adopted or changed any accounting method relating to Taxes; (iii) compromised or settled any Tax liability; or (iv) consented to any waiver or extension of the limitations period applicable to any Taxes or Tax Returns, in each case, which has had or would reasonably be expected to have a Parent Material Adverse Effect;

        (e)   none of the Parent Entities has entered into any material transaction or Contract outside of the ordinary course of business.

        3.7    Vote Required.     No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the Contemplated Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

        3.8    Intellectual Property; Privacy.

        (a)   For purposes of this Agreement, the following terms shall be defined as follows:

        (i)    "Material Parent IP Rights" means all Parent IP Rights, which are material to the conduct of Parent's business in the manner in which its business is currently being conducted.

        (ii)   "Parent IP Rights" means all IP Rights owned solely or co-owned by Parent or its Subsidiaries, or in which Parent or its Subsidiaries has any right, title or interest, including any IP Rights applied for by, issued to, or registered in the name of Parent or any of its Subsidiaries.

        (b)   Part 3.8(b) of the Parent Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) owned solely by Parent or its Subsidiaries as of the date of this Agreement, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 3.8(b) of the Parent Disclosure Schedule lists all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which Parent or its Subsidiaries has any co-ownership interest, other than those owned solely by Parent or its Subsidiaries, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed. Part 3.8(b) of the Parent Disclosure Schedule lists, to the best knowledge of Parent as of the date hereof, all of the Patent Rights and all registered Trademark Rights (or Trademark Rights for which applications for registration have been filed) in which Parent or its Subsidiaries has any right, title or interest, other than those owned solely or co-owned by Parent or its Subsidiaries.

        (c)   Neither Parent nor its Subsidiaries jointly own any Parent IP Rights with any person other than Parent or its Subsidiaries. No current or former officer, manager, director, employee or independent contractor of Parent or its Subsidiaries, has any right, title or interest in, to or under any Parent IP Rights or any IP Right used in the business of Parent or any of its Subsidiaries that has not been exclusively assigned, or transferred to Parent or its Subsidiaries or licensed to Parent or its Subsidiaries for such use, except where the absence of such assignment, transfer or license would not reasonably be expected to have or result in a Parent Material Adverse Effect. Except as set forth in Part 3.8(c) of the Parent Disclosure Schedule, no Parent IP Right is involved in any interference, reexamination, cancellation, or opposition proceeding and no third party has challenged in writing within the last two years, or to the best knowledge of Parent has threatened within the last two years to challenge, the right, title or interest of Parent or its Subsidiaries in, to or under the Parent IP Rights owned or co-owned by Parent or exclusively licensed to Parent, or the validity, enforceability or claim construction of any Patent Rights owned or co-owned or exclusively licensed by Parent or its Subsidiaries included in the Parent IP Rights. To the best knowledge of Parent, no third party has claimed within the last two years any right, title or interest in any Parent IP Rights owned or co-owned by or exclusively licensed to Parent in contravention of Parent's rights in such Parent IP Rights.

        (d)   Except as set forth in Part 3.8(d) of the Parent Disclosure Schedule, no third party is asserting in writing, or to the best knowledge of Parent threatening in writing or otherwise to make, a claim challenging the ownership or other rights of Parent or its Subsidiaries in, under or to any of the Material Parent IP Rights and Parent has no knowledge of facts that have led Parent to believe that such claim is likely to be made.

        (e)   Neither Parent nor its Subsidiaries is subject to any legally binding contract or written agreement that restricts the use, transfer, delivery or licensing of the Material Parent IP Rights owned or co-owned by Parent (or any tangible embodiment thereof), except where such restrictions would not reasonably be expected to have or result in a Parent Material Adverse Effect. Part 3.8(e) of the Parent Disclosure Schedule is an accurate and complete list of all licenses and other agreements pursuant to which Parent or any of its Subsidiaries is authorized to use any IP Rights owned by any third party other than those that are not material to the conduct of the business of Parent or its Subsidiaries. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not breach, violate, or conflict with any such agreement governing any such IP Right, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such IP Right, or in any way impair the right of Parent or any of its Subsidiaries to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any Material Parent IP Right.

        (f)    Parent and its Subsidiaries have taken commercially reasonable measures to protect and maintain the secrecy and confidentiality of the proprietary know-how included in the Parent IP Rights. Neither Parent nor any of its Subsidiaries has granted, licensed or conveyed to any third party, pursuant to any written or oral contract, agreement, license or other arrangement, any exclusive right or license, or title in, to or under any Material Parent IP Rights (or any tangible embodiment thereof). Except as set forth in Part 3.8(f) of the Parent Disclosure Schedule, there are no outstanding obligations to pay any material amounts or provide other material consideration to any other person in connection with any Material Parent IP Rights (or any tangible embodiment thereof).

        (g)   To the best of the knowledge of Parent, Parent and its Subsidiaries own, or otherwise possess legally enforceable rights to use, all IP Rights used by Parent in its conduct of its business, other than those which, individually or in the aggregate, are not material to the conduct of Parent's business. To the best knowledge of Parent, the Parent IP Rights collectively constitute all of the IP Rights necessary to enable Parent and its Subsidiaries to conduct its business, other than those which, individually or in the aggregate, are not material to the conduct of Parent's business.

        (h)   To the best of the knowledge of Parent, the conduct of its business does not infringe, constitute contributory infringement, inducement to infringe, misappropriation or unlawful use of any IP Rights of any other person, and, except as set forth in Part 3.8(h) of the Parent Disclosure Schedule, neither Parent nor its Subsidiaries has received any written notice or other communication asserting any of the foregoing that remains unresolved.

        (i)    To the best knowledge of Parent, no Material Parent IP Rights are being infringed or misappropriated by any third party.

        (j)    The practice of Parent and its Subsidiaries is to sign non-disclosure and assignment agreements with officers and employees of Parent and its Subsidiaries who have contributed in a material manner to the creation or development of any Material Parent IP Rights arising from services performed for Parent or its Subsidiaries by such persons. The practice of Parent and its Subsidiaries is to sign non-disclosure and assignment agreements with consultants and independent contractors to Parent or its Subsidiaries who have contributed in a material manner to the creation or development of any Material Parent IP Rights, arising from the services performed for Parent or its Subsidiaries by such persons. To the best knowledge of Parent, no current employee or independent contractor of Parent or its Subsidiaries is in material violation of any term of any non-disclosure or assignment agreement with Parent or its Subsidiaries.

        (k)   Neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on Parent's right, title or interest in or to any Parent IP Rights, except where such contravention, conflict or limitation would not reasonably be expected to have or result in a Parent Material Adverse Effect.

        3.9    Contracts.     Except as listed and described at Part 3.9 of the Parent Disclosure Schedule, and other than purchase orders entered into in the ordinary course of business and contracts filed as an exhibit to any Parent SEC Document pursuant to Instructions as to Exhibits No. 4 of Form 20-F, as of the date of this Agreement, no Parent Entity is a party to any written or oral Contract, bid, proposal or other document or undertaking that (i) is not terminable by such Parent Entity without additional payment or penalty within 120 days' notice of such termination; or (ii) would require disclosure by Parent pursuant to Instructions as to Exhibits No. 4 of Form 20-F as promulgated by the SEC.

        3.10    Liabilities.     None of the Parent Entities has, and none of the Parent Entities is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities reflected or reserved against on the Parent Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by the Parent Entities since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business; (c) liabilities for performance of obligations of the Parent Entity under Parent Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Parent Contracts made available to Parent prior to the date of this Agreement; (d) liabilities incurred in connection with the negotiation, preparation, execution, and performance of this Agreement and the Contemplated Transactions; and (e) liabilities described in Part 3.10 of the Parent Disclosure Schedule.

        3.11    Compliance with Legal Requirements.     Parent and Merger Sub are in compliance in all material respects with all applicable Legal Requirements, except for failures to comply or violations that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        3.12    Governmental Authorizations.

        (a)   The Parent Entities hold all material Governmental Authorizations necessary to enable the Parent Entities to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are in full force and effect, except where the failure to have any such Governmental Authorization would not have or reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no suspension, revocation or cancellation thereof has been threatened in writing, and there is no Legal Proceeding pending, or to the knowledge of Parent, threatened in writing, seeking the suspension, revocation or cancellation of any such Governmental Authorizations, except where the failure to have such Governmental Authorizations have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Each Parent Entity is in compliance in all material respects with the terms and requirements of such Governmental Authorizations, except for failures to comply or violations that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b)   Part 3.12(b) of the Parent Disclosure Schedule accurately and completely describes the terms of each effective material grant, incentive or subsidy provided or made available to or for the benefit of any of the Parent Entities by any Governmental Body. Each of the Parent Entities is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 3.12(b) of the Parent Disclosure Schedule, except for failures to comply or violations that have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other Contemplated Transactions, will (with or without notice or lapse of time, or both) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 3.12(b) of the Parent Disclosure Schedule, except for any such revocation, withdrawal, suspension, cancelation, termination or modification or other occurrences that, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.

        3.13    Tax Matters.

        (a)   Except as would not have or reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate, (i) each of the Parent Entities has filed all Tax Returns that it was required to file under applicable Legal Requirements, and (ii) all such Tax Returns were correct and complete in all respects; provided, however, that notwithstanding anything to the contrary, the foregoing shall not constitute a representation or warranty as to the existence, amount or any other aspect of the net operating or capital loss carryovers, carryforward of business or other Tax credits, Tax basis, earnings and profits or other Tax attribute of the Parent Entities.

        (b)   Except as would not have or reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate, (i) all Taxes due and owing by each of the Parent Entities (whether or not shown on any Tax Return) have been paid other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made, and (ii) each of the Parent Entities has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c)   Except as would not have or reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate, (i) none of the Parent Entities has received from any Governmental Body any (A) written notice indicating an intent to open an audit or other review, or (B) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Parent Entities, in either case, that has not been resolved on or prior to the date hereof, and (ii) no Legal Proceedings are now proposed, pending, in progress, or to the knowledge of the Parent, threatened in writing, against the Parent Entities.

        (d)   No Parent Entity has participated in, or is currently participating in, (i) a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or (ii) to the knowledge of Company, a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4 (or, in either case, under or any similar provision under state, local or foreign law).

        (e)   Except as would not have or reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate, neither Parent nor Merger Sub is or has been a party to or bound by any

Tax allocation, sharing or indemnity agreement pursuant to which Parent or the Surviving Corporation would have an obligation with respect to the Taxes of another person or entity following the Closing or that will not be terminated as of Closing. Each of the Parent Entities has (A) not been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return (other than a group the common parent of which was Parent) within the meaning of Section 1504(a) of the Code (or any similar provision under state, local or foreign law) and (B) no liability for the Taxes of any Person (other than Parent or Merger Sub) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract, except as would not have or reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate.

        (f)    Except as would not have or reasonably be expected to have a Parent Material Adverse Effect, individually or in the aggregate, the unpaid Taxes of the Parent Entities (i) did not, as of the date of the Parent Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Unaudited Interim Balance Sheet, and (ii) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent Entities in filing their Tax Returns. Since the date of the Parent Unaudited Interim Balance Sheet, none of the Parent Entities has incurred any material liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business.

        (g)   To the knowledge of Parent, Parent (i) is not a "controlled foreign corporation" (a "CFC") within the meaning of Section 957(a) of the Code, and (ii) will not become a CFC as a result of the Merger or any other transaction contemplated by this Agreement. Parent does not believe it will be a "passive foreign investment company" (a "PFIC") within the meaning of Section 1297 of the Code, for the taxable year ending on December 31, 2009, and it does not believe it will become a PFIC as a result of the Merger or any other transaction contemplated by this Agreement.

        (h)   No Parent Entity has taken any action (or failed to take any action) or has any knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) prevent Parent from being treated as a "corporation" pursuant to Section 367(a) of the Code with respect to the Merger.

        (i)    Without limiting the generality of the foregoing, (i) Parent will have been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulations Section 1.367(a)-3(c)(3), for the entire 36-month period immediately before the Closing Date and (ii) neither Parent nor any Parent Entity has any intention, and will not have an intention at the Closing Date, to substantially dispose of or discontinue such trade or business.

        (j)    Each Subsidiary of Parent that is a direct and indirect owner of Merger Sub (other than Parent) is treated as an entity disregarded as separate from Parent under Treasury Regulations Section 301.7701-2(c)(2).

        3.14    Environmental Matters.

        (a)   Except as set forth in Part 3.14(a) of the Parent Disclosure Schedule, each of the Parent Entities is in material compliance with, and has no material liability under, any applicable Environmental Requirements.

        (b)   Except as set forth in Part 3.14(b) of the Parent Disclosure Schedule, no Parent Entity has Released or transported any Materials of Environmental Concern except in compliance in all material respects with any applicable Environmental Requirement.

        (c)   Except as set forth in Part 3.14(c) of the Parent Disclosure Schedule, none of the Parent Entities has received any written notice or other written communication, from a Governmental Body or any other

Person, regarding any of the Parent Entities' alleged noncompliance with, or liability under, any Environmental Requirement.

        3.15    Transactions with Affiliates.     Except as set forth in the Parent SEC Documents or in Part 3.15 of the Parent Disclosure Schedule, since the date of Parent's last Annual Report on Form 20-F filed with the SEC, no event involving Parent has occurred that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        3.16    Legal Proceedings; Orders.

        (a)   Except as disclosed in the Parent SEC Documents or as set forth in Part 3.16(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of Parent) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Parent Entities or any of the assets owned or used by any of the Parent Entities, that if determined or resolved adversely to the Parent Entities, would have or would reasonably be expected to have a Parent Material Adverse Effect; or (ii) that, as of the date of this Agreement, challenges, or may have the effect of preventing, materially delaying or making illegal the Merger or any of the other Contemplated Transactions.

        (b)   Parent has not received any order, writ, injunction, judgment or decree to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject.

        3.17    Non-Contravention; Consents.     (a) Subject to compliance with the requirements specified in Section 3.17(b) and except as set forth in Part 3.17 of the Parent Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

        (i)    contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Entities;

        (ii)   contravene, conflict with or result in a violation of any Legal Requirement to which any of the Parent Entities, or any of the assets owned or used by any of the Parent Entities, is subject;

        (iii)  contravene, conflict with or result in a violation or breach of, or result in a default under or require notice to or the consent of any Person under, any provision of any Parent Material Contract, or give any Person the right to: (a) declare a default under any Material Contract; (b) accelerate the maturity or performance of any Parent Material Contract; or (c) cancel, terminate or modify any term of any Parent Material Contract; or

        (iv)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Parent Entities (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or impair the operations of any of the Parent Entities);

        provided, however, that except in the case of clauses (ii), (iii) and (iv) above, for any such contraventions, conflicts, violations, breaches, defaults, terminations, accelerations, modifications or cancellations or other occurrences and for any consents or waivers not obtained, that, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.

        (b)   Except as may be required by the Exchange Act, the DGCL, the HSR Act and any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form F-4 Registration Statement and the Prospectus/Proxy Statement), none of the Parent Entities was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person or Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions, except, in each case, for any filings or notification, the failure of which to be obtained, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.

        3.18    Valid Issuance.     The Parent Shares to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

        3.19    Disclosure.     None of the information about Parent supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form F-4 Registration Statement or in any Other SEC Filing will, at the time the Form F-4 Registration Statement or Other SEC Filing becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied about Parent or to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions in this Section 3.19, no representation or warranty is made by Parent with respect to information or statements supplied by the Company for inclusion or incorporation by reference in the Form F-4 Registration Statement or the Prospectus/Proxy Statement.

        3.20    Trading on Nasdaq.     Parent Shares are listed for trading on the Nasdaq and trading in Parent Shares on the Nasdaq is not suspended. Parent is in compliance with all current listing and corporate governance requirements of Nasdaq.

        3.21    Parent Fairness Opinion.     The Parent Board has received the written opinion or oral opinion to be confirmed in writing of Leerink Swann LLC, financial advisor to Parent (the "Parent Financial Advisor"), dated the date of this Agreement, to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth therein, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the Parent. Parent will promptly make a written copy of such opinion available to the Company upon receipt.

        3.22    Financial Advisor.     Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage fee, finder's fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Parent Entities. Parent has made available to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Parent Financial Advisor.

        3.23    Compliance with Health Care Laws.     Parent and each of its Affiliates is in material compliance with all relevant federal and other health care Legal Requirements applicable to Parent and Parent's products, including the federal criminal anti-fraud and abuse statute (42 U.S.C. § 1320a-7b), all other Legal Requirements prohibiting false statements and improper remuneration for purchasing services or products, the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal health care programs exclusion laws (42 U.S.C. § 1320a-7) and the regulations promulgated pursuant to such laws and regulations, relating to the regulation of Parent and Parent's products.

        3.24    FDA Compliance.

        (a)   Parent has obtained each federal, state, county, local or non—U.S. Governmental Authorizations (including 510(k), PMA and any other Governmental Authorization), or is exempt therefrom, that may be required by the FDA or any other Governmental Body engaged in the regulation of Parent's products. Part 3.24(a) of the Parent Disclosure Schedule lists all annual establishment manufacturing registration and device listing, annual reports and similar regulatory filing requirements that are required to be filed in order to reasonably be expected to maintain any Governmental Authorization and manufacturing facility registrations or licenses and where failure to timely file would result in a Parent Material Adverse Effect.

Parent has not received any notice or written communication with respect to Parent's business from any Governmental Body regarding, and, to the knowledge of Parent, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any Governmental Authorization, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Government Authorization or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Government Authorization.

        (b)   The operation of Parent's business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of all the Parent products, is and at all times has been in material compliance with all applicable Legal Requirements, Governmental Authorizations and orders including those administered by the FDA for products sold in the United States. There is no actual or, to the knowledge of Parent, threatened material action or investigation in respect of Parent's business by the FDA or any other Governmental Body which has jurisdiction over the operations, properties, products or processes of Parent, or, to the knowledge of Parent, by any third parties acting on their behalf. Parent has no knowledge that any Governmental Body is considering such action or investigation or of any facts or circumstances that are likely to give rise to any such action or investigation.

        (c)   Except as set forth in Part 3.24(c) of the Parent Disclosure Schedule, during the three (3) year period ending on the Closing Date, Parent has not had any product or manufacturing site subject to a Governmental Body (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Body notice of inspectional observations, "warning letters," "untitled letters" or, to the knowledge of Parent, requests or requirements to make changes to the operations of the Company's business or the Company's products that if not complied with, would reasonably be expected to result in a Parent Material Adverse Effect, or similar correspondence or written notice from the FDA or other Governmental Body in respect of the Company's business and alleging or asserting noncompliance with any applicable Legal Requirements or Governmental Authorizations, and, to the knowledge of Parent, neither the FDA nor any Governmental Body is considering such action. Except as set forth in Part 3.24(c) of the Parent Disclosure Schedule, during the three (3) year period ending on the Closing Date, no vigilance report or medical device report with respect to Parent's products has been reported by Parent, and to the knowledge of Parent, no vigilance report or medical device report is under investigation by any Governmental Body with respect to Parent's Products.

        (d)   All studies, tests and preclinical tests and clinical trials in respect of Parent's business being conducted by or on behalf of Parent that have been or will be submitted to any Governmental Body, including the FDA and its counterparts worldwide, including in the European Union, in connection with any Governmental Authorizations, are being or have been conducted in compliance in all material respects with applicable Legal Requirements. Parent has not received any notices, correspondence or other communication in respect of Parent's business from the FDA or any other Governmental Body requiring the termination or suspension of any clinical trials conducted by, or on behalf of, Parent or in which Parent has participated, and to the knowledge of Parent neither the FDA nor any other Governmental Body is considering such action. Parent has not received specific written notification from a Governmental Body of the rejection of data obtained from any clinical trials conducted by, or on behalf of, Parent or in which Parent has participated with respect to Parent's business or Parent's products, which data were submitted to the Governmental Body and which were necessary to obtain regulatory approval or clearance of a particular Parent product.

        (e)   The manufacture of Parent's products by, or on behalf of, Parent is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA's Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by any Governmental Body in countries outside the United States. Parent is in material compliance with all applicable Legal Requirements and certifications currently held by Parent governing quality systems and manufacturing processes. To the knowledge of Parent, any third party assembler, sterilizer or manufacturer of Parent's products is in material compliance with all applicable Legal Requirements governing those third parties' activities, including Legal Requirements set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820 for products sold in the United States and all other similar applicable Legal Requirements.

        (f)    Parent is not the subject of any pending or, to the knowledge of Parent, threatened investigation in respect of Parent's business by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To its knowledge, Parent has not committed any act, made any statement, or failed to make any statement, in each case in respect of Parent's business, that would provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" and any amendments thereto. Neither Parent, nor, to its knowledge, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Legal Requirement. To the knowledge of Parent, no debarment proceedings or investigations in respect of Parent's business are pending or threatened against Parent or any of its officers, employees or agents.

        (g)   There is no pending, nor to the knowledge of Parent, threatened, proceeding, informational inquiry or investigation under any Government Programs involving Parent, nor is Parent aware of any pending, or to the knowledge of Parent, threatened, proceeding, informational inquiry or investigation under any Private Insurance Programs involving Parent. To Parent's knowledge, Parent's sales and marketing practices are, and since January 1, 2004, have been, in compliance in all material respects with all applicable Legal Requirements and all policies of applicable Private Insurance Programs. To Parent's knowledge, Parent has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. To Parent's knowledge, none of the officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. Section 1320a-5(b)) of Parent has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. Section 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. Section 1320a-7b.

        SECTION 4.    CERTAIN COVENANTS

        4.1    Access and Investigation.

        (a)   Subject to the Confidentiality Agreement and consistent with applicable competition laws governing premerger information sharing, during the period commencing on the date of this Agreement and ending at the Effective Time (the "Pre-Closing Period") and upon reasonable prior notice and without unreasonable disruption to business, each of Parent and the Company shall provide the other with reasonable access during normal business hours to its (and in the case of the Company, to any Acquired Corporation's) personnel, facilities and contracts, and to all existing books, records (other than the portion of boards of directors minutes which discuss strategic alternatives), Tax Returns, work papers and other documents and information as may be reasonably requested.

        (b)   Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each of Parent and the Company shall promptly provide the other with:

        (i)    a copy of each document filed with the SEC by it or received by it from the SEC other than Forms 10-K and 10-Q;

        (ii)   a copy of its monthly consolidated financial statements; and

        (iii)  all other reasonably requested information concerning the business, properties, and personnel of the Company or Parent or any of their respective Subsidiaries.

        (c)   Notwithstanding the foregoing, neither Parent, the Company nor any of their respective Representatives shall contact or have any discussions with any of the other party's officers, employees, representatives or agents (other than the executive officers, investment bankers and counsel) or with such party's or such party's Subsidiaries' customers, suppliers or other business relationships, without, in each case, obtaining the prior written consent of such party. Neither Parent, the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement; provided, however, that the parties hereto will use commercially reasonable efforts to make appropriate substitute disclosure arrangements.

        (d)   Any information provided among Parent, the Company or any of their respective Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential in accordance with the Confidentiality Agreement.

        4.2    Operation of the Company's Business.

        (a)   During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance, in all material respects, with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, not terminate the employment of its current officers and key employees without prior approval by Parent and maintains its relations with all material suppliers, customers and landlords; (iii) the Company shall keep in full force all material insurance policies referred to in Section 2.17 (other than any such policies that are immediately replaced with substantially similar policies); (iv) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any material Legal Proceeding against, relating to, involving or otherwise affecting any of the Acquired Corporations that is commenced, or, to the best of the knowledge of the Company, threatened against, any of the Acquired Corporations; and (v) take such actions as are reasonable to prosecute, maintain and enforce all IP Rights in all material respects.

        (b)   During the Pre-Closing Period, except as expressly contemplated by this Agreement or set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned), and shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned) permit any of the other Acquired Corporations to:

        (i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for dividends or other distributions by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary and other than the satisfaction of withholding obligations for existing Company Awards by withholding shares as such awards vest (or restrictions expire) in accordance with their terms and in accordance with past practice;

        (ii)   sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (I) the Company may issue shares of Company Common Stock upon the valid exercise of Company Awards outstanding as of the date of this Agreement; and (II) the Company may, in the ordinary course of business and consistent with past practices, grant, to non-officer employees of the Company, options or stock appreciation rights (having an exercise price equal to the fair market value of the Company Common Stock covered by such options or stock appreciation rights determined as of the time of the grant of such options or stock appreciation rights, containing the Company's standard vesting schedule) under its Company Stock Plan to purchase no more than 10,000 shares of Company Common Stock in the aggregate;

        (iii)  amend or waive any of its rights under, or permit the acceleration of the vesting under (other than in accordance with the provisions of any plan or agreement evidencing or relating to any outstanding Company Award), any provision of: (A) any of the Company's stock option plans; (B) any Company Award, or any agreement evidencing or relating to any outstanding Company Award; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

        (iv)  permit the adoption of any amendment to its certificate of incorporation or bylaws or the charter or organizational documents, or subject to the provisions of Section 4.5(d), effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

        (v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity;

        (vi)  make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $150,000 individually; and (C) when added to all other capital expenditures made by or on behalf of the Acquired Corporations since the date of this Agreement, does not exceed $500,000 in the aggregate);

        (vii) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

        (viii)  acquire, lease or license any right or other asset, including IP Rights, from any other Person or sell, pledge or otherwise dispose of, or lease or license, any right or other asset to any other Person, including IP Rights, (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

        (ix)  other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

        (x)   make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for (i) pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business consistent with past practices or (ii) Encumbrances for Taxes not yet due and payable, or Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

        (xi)  lend money to any Person, or incur or guarantee any indebtedness in excess of $100,000 (except for trade payables incurred in the ordinary course of business);

        (xii) establish, adopt, enter into or amend any Company Benefit Plan or Company Benefit Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may grant routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company's customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices and in accordance with existing bonus and profit sharing plans referred to in Part 4.2(b) of the Disclosure Schedule);

        (xiii)  hire any employee with an annual base salary in excess of $150,000, hire any executive, promote any employee except in order to fill a position vacated after the date of this Agreement or terminate the employment of any employee with an annual base salary in excess of $150,000 except in the ordinary course of business consistent with past practice;

        (xiv) make or change any material Tax election; adopt or change any material accounting method relating to Taxes; compromise or settle any material Tax liability; or consent to any waiver or extension of the limitations period applicable to any material Taxes or material Tax Returns;

        (xv) except as set forth in Part 2.7 of the Disclosure Schedule, commence or settle any Legal Proceeding expected to have a material impact on Parent or the Surviving Corporation after the Closing Date;

        (xvi) either (i) subject to the provisions of Section 4.5, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization, or (ii) accelerate or delay collection of notes or material accounts receivable in advance of or beyond their regular due dates, other than in the ordinary course of business; or

        (xvii)  agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

        (c)   During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or materially less likely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, any of the Acquired Corporations or (to the best of the knowledge of the Company) any director, officer or key employee of any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

        4.3    Operation of Parent's Business.

        (a)   During the Pre-Closing Period, except as set forth in Part 4.3(a) of the Parent Disclosure Schedule, unless the prior written consent of the Company shall have been obtained (which consent shall not be unreasonably withheld, delayed or conditioned) and except as specifically set forth in this Agreement, Parent will and it will cause each of the Parent Subsidiaries to (i) operate its business in the ordinary course and in accordance with past practices and (ii) use commercially reasonable efforts to: (A) preserve intact its business organization, maintain its rights and franchises, not terminate the employment of its current officers and key employees, and maintain its relationships with customers; (B) keep in full force all material insurance policies other than any such policies that are immediately replaced with substantially similar policies; and (C) comply with in all material respects all applicable Legal Requirements.

        (b)   Without limiting the generality of the foregoing Section 4.2(a), except as specifically set forth in this Agreement, during the Pre-Closing Period, Parent shall not do, or permit any of the Parent Subsidiaries to do, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), any of the following:

        (i)    take any action or permit any action to be taken that is intended to or would (or would reasonably be expected to) impair its ability to have available the funds necessary to pay any cash in lieu of fractional shares pursuant hereto and to perform Parent's and Merger Sub's obligations hereunder and to pay the related fees and expenses;

        (ii)   take any action or permit any action to be taken that would or which would be reasonably likely to cause the condition in Section 7.1(b), or any of the conditions to the consummation of the Merger and the other transactions contemplated by this Agreement to be unable to be satisfied;

        (iii)  engage in any transaction (other than Contemplated Transactions) that would require (A) the approval of the stockholders of Parent, (B) Parent to file a registration statement with the SEC, or (C) engage in any material securities offering, or acquisition of the business, assets or capital stock of any entity by Parent or any Parent Subsidiary that would reasonably be anticipated to cause a material delay in the consummation of the Contemplated Transactions;

        (iv)  make or change any material Tax election; adopt or change any material accounting method relating to Taxes; compromise or settle any material Tax liability; or consent to any waiver or extension of the limitations period applicable to any material Taxes or material Tax Returns; or

        (v)   agree, whether in writing or otherwise, to do any of the foregoing.

        4.4    No Control of Other Party's Business.     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control, direct, or exercise any indicia of ownership over the Acquired Corporations' operations prior to the Effective Time. Prior to the Effective Time, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete ownership, control and supervision over its respective operations.

        4.5    No Solicitation.

        (a)   The Company shall not directly or indirectly do, and shall ensure that no Representative of any of the Acquired Corporations directly or indirectly does, any of the following: (i) solicit, initiate, encourage, induce or facilitate (including by way of providing confidential information) the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to or that would be intended to assist or facilitate any Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding any of the Acquired Corporations (or otherwise afford access to information) to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, except to notify such Person as to the existence of the provisions of this Section 4.5(a); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in the foregoing clause (v) (but subject to the other provisions of this Agreement), prior to obtaining the Required Stockholder Vote, the Company may furnish nonpublic information regarding the Acquired Corporations to, or enter into discussions or negotiations with, or take any of the actions specified in clause (v) with respect to any Person in response to an unsolicited written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached this Section 4.4(a); (B) the Company Board has reasonably determined in good faith (after consultation with the Company's outside legal counsel and the Company Financial Advisor) that the Acquisition Inquiry or the Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer; (C) the

Company Board reasonably determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its duties to the Company's stockholders under applicable Legal Requirements; (D) at least forty-eight (48) hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, or take any of the actions specified in clause (v) with respect to, such Person, the Company gives Parent written notice of the identity of such Person (unless such Acquisition Inquiry or Acquisition Proposal is in written form, in which case Company should give Parent a copy of all written materials comprising or relating thereto) and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person; (E) the Company receives from such Person an executed confidentiality agreement containing provisions at least as favorable to the Company as those contained in the Confidentiality Agreement; and (F) contemporaneously with furnishing any nonpublic information to such Person, the Company makes available such nonpublic information to Parent (to the extent such nonpublic information has not been previously made available by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of any of the Acquired Corporations (whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.5(a) by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

        (b)   If any Acquired Corporation or any Representative of any Acquired Corporation receives (i) an Acquisition Proposal or Acquisition Inquiry or (ii) any request for information it receives that would reasonably be expected to lead to an Acquisition Proposal at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry or request for information) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof and other written communication. The Company shall keep Parent fully informed on a prompt basis with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed modification thereto.

        (c)   The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

        (d)   The Company shall promptly request each Person (other than Parent) that has executed, on or after July 1, 2008, a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to the Acquired Corporations or destroy all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

        SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES

        5.1    Registration Statement; Prospectus/Proxy Statement.

        (a)   As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and cause to be filed with the SEC the Form F-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus, and the Company shall prepare and cause to be filed with the SEC any Other SEC Filing. Each of Parent and the Company shall use reasonable efforts to cause the Form F-4 Registration Statement, the Prospectus/Proxy Statement and any Other SEC Filing to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or Form F-4 received from the SEC. The Company shall use reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form F-4 Registration Statement is declared effective under the Securities Act. Parent and the Company shall each promptly furnish to the other all information concerning the Parent or the Acquired Corporations, as the case may be, and its respective stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if Parent or the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form F-4 Registration Statement or the Prospectus/Proxy Statement, then Parent or the Company, as the case may be, shall promptly inform the other party thereof and shall cooperate with the other party in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form F-4 prior to filing such with the SEC, consider any such comments in good faith, and each party will provide the other party with a copy of all such filings made with the SEC.

        (b)   Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Shares to be issued in the Merger will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

        5.2    Company Stockholders' Meeting.

        (a)   The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption and approval of this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form F-4 Registration Statement is declared effective under the Securities Act. Subject to Section 5.2(d), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Merger Agreement and the Merger and to secure the Required Stockholder Vote in compliance with all applicable Legal Requirements. The Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on the approval of the Merger and adoption of this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

        (b)   Subject to Section 5.2(c): the Prospectus/Proxy Statement shall include the Company Board Recommendation and subject to Section 5.2(c), the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed. The Prospectus/Proxy Statement shall include the opinion of the Company Financial Advisor described in Section 2.24.

        (c)   Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company Board

Recommendation may be withdrawn or modified in a manner adverse to Parent (an "Adverse Recommendation Change") if and only if: (i) an unsolicited written Acquisition Proposal is made to the Company and is not withdrawn; (ii) such unsolicited written Acquisition Proposal was not obtained or made as a result of a breach of Section 4.5(a); (iii) the Company Board reasonably determines in good faith that such Acquisition Proposal constitutes a Superior Offer; (iv) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that, the failure to take such action would be inconsistent with the Company Board's duties to the Company's stockholders under applicable Legal Requirements; and (v) prior to taking such action, the Company Board shall have given Parent at least five (5) Business Days notice of its intention to take such action and the opportunity during such period to submit one or more competing proposal(s) which shall be considered and negotiated by the Company Board in good faith and, notwithstanding such competing proposal(s), the Superior Offer continues to constitute a Superior Offer. The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

        (d)   If the Company Board remains committed to making an Adverse Recommendation Change in favor of a Superior Offer at the end of the five (5) Business Day period referred to in clause (v) of Section 5.2(c), the parties hereby agree that, subject to compliance with Section 5.2(c) and in order to enable the Company Board to be sufficiently comfortable that the Superior Offer will remain available to the Company when and if this Agreement is terminated, notwithstanding Section 4.5(a), the Company may enter into a binding letter agreement with the Person making that Superior Offer, which letter agreement (x) may provide that such Person is obligated, on behalf of the Company, to make the payment(s) required to be made by the Company to Parent pursuant to the relevant provisions of Section 8.3 of this Agreement in accordance with the terms thereof and (y) may attach as an exhibit thereto a fully negotiated and executed agreement and plan of merger (a "Conditional Merger Agreement") relating to that Superior Offer, providing that such Conditional Merger Agreement is binding on the Company and such Person at that time, but will only become effective on and after (and in no event before) both the (i) termination of this Agreement in accordance with its terms and (ii) the payment by such Person of the payment(s) required to be paid under Section 8.3 on behalf of the Company to Parent.

        (f)    Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        5.3    Regulatory Approvals.

        (a)   Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts (subject to, and in accordance with, applicable domestic or foreign Legal Requirements) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the Contemplated Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

        (b)   As promptly as practicable (and no later than ten (10) Business Days) after the date of this Agreement, Parent and the Company (i) will file with the U.S. Department of Justice and the U.S. Federal Trade Commission premerger notification and report forms under and in compliance with the HSR Act with respect to the Merger and the other Contemplated Transactions and (ii) will each make in timely fashion such other filings as Parent and Company deem necessary or desirable in connection with the Merger under applicable antitrust laws ((i) and (ii) collectively, the "Antitrust Filings") with the appropriate Governmental Body designated by Legal Requirements to receive such filings (with respect to a non-U.S. Antitrust Filing, a "Foreign Antitrust Governmental Body"). Parent and Company shall cooperate in the timely preparation and submission of any necessary filings, including furnishing to the other Party or its counsel information required for any necessary filing or other application in connection with the Merger or the other Contemplated Transactions.

        (c)   Parent and the Company shall each cooperate reasonably with the other in connection with resolving any inquiry or investigation by the U.S. Department of Justice or the U.S. Federal Trade Commission or any Foreign Antitrust Governmental Body relating to their respective Antitrust Filings. Parent and the Company shall each promptly inform the other of any communication with, and any proposed understanding, agreement, or undertaking with the U.S. Department of Justice or the U.S. Federal Trade Commission or any Foreign Antitrust Governmental Body relating to its Antitrust Filing and, to the extent practicable and subject to all applicable Legal Requirements and each Party's right to protect any applicable privileges, including the attorney-client privilege, permit the other Party or its counsel to review in advance any proposed written communication to any Governmental Body. As promptly as is practicable after receiving any request from the U.S. Department of Justice or the U.S. Federal Trade Commission under the HSR Act or any Foreign Antitrust Governmental Body for information, documents or other materials in connection with the review of the Antitrust Filings, Parent or the Company, as the case may be, shall use commercially reasonable efforts to comply with such request. Parent and the Company shall each give the other party reasonable advanced notice of, and the opportunity to participate in any inquiry or investigation by, or any meeting or conference (whether by telecommunications or in person) with, the U.S. Department of Justice or the U.S. Federal Trade Commission or any Foreign Antitrust Governmental Body relating to the Antitrust Filings, except to the extent prohibited by applicable Legal Requirements or the instructions of such Governmental Body. Parent and the Company shall each make available to the other party copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) drafted by or in conjunction with outside counsel between it and its affiliate and respective representatives on the one hand and any Governmental Body or members of such Governmental Body's staff on the other hand, concerning the review, clearance or approval of the transactions contemplated hereby under the HSR Act or any similar applicable Legal Requirement, except to the extent prohibited by applicable Legal Requirement or the instructions of such Governmental Body. Either party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 5.3(c) as "Outside Counsel Only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

        (d)   Each of Parent and Company hereby covenants and agrees to use its best efforts to secure termination or expiration of any waiting periods under the HSR Act or any other applicable domestic or foreign Legal Requirement and to obtain the approval of the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Body (including any Foreign Antitrust Governmental Body), as applicable, for the Merger and other Contemplated Transactions. Consistent with the foregoing obligation and notwithstanding anything else in this Agreement to the contrary, and in furtherance and not in limitation of the covenants of the parties, if any administrative or judicial action or proceeding whatsoever, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Parent and

Company shall cooperate in all respects with each other and shall use their respective best efforts to contest, resist, and litigate any such action or proceeding to a final nonappealable judgment and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby.

        (e)   Within seven (7) Business Days after the date of this Agreement, Parent shall determine the fair market value of the Company's assets in accordance with 16 C.F.R. §§ 801.10(c)(3) and 802.4, and shall inform the Company whether the fair market value of such assets whose acquisition is not exempt from the requirements of the HSR Act pursuant to Section 7A(c), or 16 C.F.R. §§ 801.21 or 802, exceeds $65.2 million.

        5.4    Employee Matters.

        (a)   From and after the Effective Time, to the extent reasonably practical and permitted under applicable Legal Requirements, Parent shall, or shall cause the Surviving Corporation to, continue to maintain the Company Benefit Plans (other than the Company Stock Plans) for the benefit of, all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees"); provided that Parent may enroll Continuing Employees in Parent's health, welfare, severance, vacation, fringe and 401(k) plans, in replacement of benefits under Company Benefits Plans to the extent that such plans provide benefits that are not materially less favorable individually or in the aggregate than the Company Benefit Plan benefits being replaced. From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, if Continuing Employees are enrolled in Parent's benefit plans, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each Continued Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Parent or its Subsidiaries in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, if Continuing Employees are enrolled in any group health plan of Parent or its Subsidiaries, Parent shall, or shall cause the Surviving Company to, use its reasonable commercial efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its Subsidiaries to be waived with respect to Continuing Employees and their eligible dependents and any deductibles paid by Continuing Employees under any of the Acquired Companies' health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles under the health plans of Parent or its Subsidiaries. Nothing in this Section 5.4(a) or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be "at will" employment. Except for Indemnified Persons (as defined in Section 5.5(a)) to the extent of their respective rights pursuant to Section 5.5, or with respect to individuals who are parties to Company Benefit Agreements listed in Part 5.4(c) of the Disclosure Schedule, no Company Associate or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

        (b)   If requested by Parent prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "Company 401(k) Plan"). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request; provided, however, that in connection with any such Company 401(k) Plan, Parent shall take all actions necessary to permit Continuing Employees to make a direct rollover of their outstanding accounts under such Company 401(k) Plan, including a direct rollover in the form of participant loans, as soon as practicable after the Effective Time to the Parent's benefit plan which contains a qualified cash or deferred arrangement intended to qualify under section 401(k) of the Code.

        (c)   Parent shall, or shall cause the Surviving Corporation to, honor, in accordance to their terms, all Company Benefit Agreements listed in Part 5.4(c) of the Disclosure Schedule (collectively, the "Executive Benefit Agreements").

        (d)   Parent shall, or shall cause the Surviving Corporation to, provide severance benefits to Continuing Employees who are not parties to Company Benefit Agreements that provide severance and who are involuntarily terminated within twelve (12) months of the Effective Time. The severance benefits shall be at least two (2) weeks of base pay in lieu of notice pay and salary continuation equal to two weeks of base pay for each full and partial year of service each such Continuing Employee has completed with an Acquired Corporation and Parent or its Subsidiaries and shall not exceed twelve (12) months of base pay unless otherwise required by applicable Legal Requirements. Such terminated Continuing Employees shall also be entitled to receive health, medical and vision benefits during the severance period at the active employees' premium rate.

        (e)   For a period of ninety (90) days after the Effective Time, Parent shall not cause the Surviving Corporation to terminate any employees of the Acquired Corporations in such numbers as would trigger any liabilities under the WARN Act or any state plant closing law. The Parent shall cause the Surviving Corporation to comply with any notice or filing requirements under the WARN Act and any state plant closing laws.

        5.5    Indemnification of Officers and Directors.

        (a)   All rights to indemnification and exculpation by the Company existing in favor of each individual who is or was an officer or director of the Company prior to the Effective Time (each such individual, an "Indemnified Person") for his acts and omissions as a director or officer of the Company occurring prior to the Effective Time, as provided in the Company's certificate of incorporation and bylaws (as in effect as of the date of this Agreement) and as provided in the Indemnification Contract between the Company and such Indemnified Person (as in effect as of the date of this Agreement) in the form made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger and be honored and be given full force and effect by Parent and Merger Sub (to the fullest extent such rights to indemnification and exculpation are available under and are consistent with Delaware law) for a period of six years from the Effective Time.

        (b)   Prior to the Effective Time, the Company shall purchase, and following the Effective Time, Parent and the Surviving Entity shall maintain in effect for a term of six (6) years after the Effective Time, without any lapse in coverage, one or more so called "tail" or "run-off" directors and officers liability insurance policies with respect to wrongful acts and/or omissions committed or allegedly committed by any of the officers or directors of the Company prior to the Effective Time ("D&O Coverage"). Such D&O Coverage shall have a maximum premium of 300% of last year's annual premium for the Company's existing directors and officers liability insurance policy (the "Premium Limit"), an aggregate coverage limit over the term of such policy at least as great as the aggregate annual coverage limit under the Company's existing directors' and officers' liability insurance policy, with a term of at least six (6) years and shall also be as near as possible in all other material respects to such existing policy; provided, however, that if the premium for six (6) years of D&O Coverage on such terms will exceed the Premium Limit, the Company may modify the term or coverage amounts so long as the premium does not exceed the Premium Limit.

        5.6    Additional Agreements.

        (a)   Subject to Section 5.6(b), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions in the most expeditious manner practicable. Without limiting the generality of the foregoing, but subject to Section 5.6(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

        (b)   Notwithstanding anything in this Agreement to the contrary, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other IP Rights, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other IP Rights; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if Parent determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

        5.7    Public Announcements.     Without limiting any of Parent's or the Company's obligations under the Confidentiality Agreement, neither Parent nor the Company shall, and shall not permit any of its respective Subsidiaries or Representatives to, issue any press release or otherwise make any public statement (to any customers or employees of any of the Acquired Corporations, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other party shall have approved such press release or public statement in writing; or (b) such public statement is required by applicable law or any listing agreement with Nasdaq and Parent or the Company, as the case may be, advises the other party of, and consults with the other party regarding, the text of such press release or disclosure. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

        5.8    Listing; Delisting and Deregistration.

        (a)   Parent shall promptly prepare and submit to Nasdaq all reports, applications and other documents that may be necessary or desirable to enable all of the Parent Shares issuable in the Merger or that will be reserved for issuance at the Effective Time to be listed for trading on Nasdaq, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Shares, subject to official notice of listing.

        (b)   Prior to the Closing Date, the Company shall cooperate with Parent and cause to be taken all actions, and do or cause to be done all things, reasonably necessary or advisable under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the

Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

        5.9    Resignation of Officers and Directors.     The Company shall use reasonable efforts to obtain and deliver to Parent at the Closing evidence of the resignation of each officer and director of each of the Acquired Corporations, effective as of the Effective Time, in the form attached hereto as Exhibit E. In the case of an officer, such resignation shall solely affect his or her status as an officer and shall not be construed as his or her resignation as an employee.

        5.10    Section 16 Matters.     Prior to the Effective Time, the Company shall take such reasonable steps as are necessary to cause any acquisition or disposition of shares of Company Common Stock, Company Awards and other derivative securities with respect to Company Common Stock in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

        5.11    Tax Matters.

        (a)   Each of the Company, Merger Sub, Surviving Corporation and Parent shall use reasonable best efforts to (a) cause the Merger to qualify as a "reorganization" under Section 368(a) of the Code and (b) obtain the opinion of counsel referred to in Section 7.9. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Following the Effective Time, Parent, its Subsidiaries and its Affiliates shall use reasonable best efforts to not take any action or cause any action to be taken that could reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code, including by application of Section 367(a) of the Code (other than with respect to Company stockholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulations Section 1.367(a)-8)). Without limitation of the foregoing, Parent shall use reasonable best efforts to cause the Surviving Corporation to continue its historic business or use a significant portion of its historic business assets in a business and to comply with the reporting requirements set forth in Treasury Regulations Section 1.367(a)-3(c)(6). The parties shall report, act and file all Tax Returns consistent with the foregoing treatment and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment, unless required to do so by applicable Legal Requirements.

        (b)   Parent shall use reasonable efforts to manage its business and operations so as to avoid PFIC status, to the extent reasonably practicable and consistent with its other business goals, and shall make due inquiry on an at least annual basis as to whether it is a PFIC in consultation with internationally recognized legal counsel or accountants. If Parent believes it is a PFIC, Parent shall, for the year of such determination and each subsequent year, timely provide each shareholder that is a "United States person" within the meaning of Section 7701(a)(30) of the Code (i) notice of such determination (which such notice shall be deemed given to the extent provided in Parent's SEC Form 20-F for the period in which such determination is made) and (ii) information reasonably required by Section 1295 of the Code or the Treasury Regulations thereunder or otherwise reasonably necessary for such shareholders or their direct or indirect owners to (A) make a timely election to treat such entity that is a PFIC as a "qualified electing fund" under Section 1295 of the Code and (B) timely fulfill their annual election requirements (as described in Treasury Regulations Section 1.1295-1(f)) in each year in which each shareholder that is a United States person owns an interest (directly or indirectly) in such entity.

        (c)   Parent shall take all actions necessary such that prior to the Effective Time check the box elections will have been made on IRS Form 8832 to treat each non-U.S. Subsidiary of Parent that is a direct or indirect owner of Merger Sub (other than Parent) as entities disregarded as separate from Parent under Treasury Regulations Section 301.7701-2(c)(2), and a copy of such elections shall have been delivered to the Company.

        5.12    Takeover Statutes.     If any "business confirmation," "fair price," "memorandum," "control share acquisition," or other similar anti-takeover statues or regulation under DGCL or other applicable Legal Requirement is or may become applicable to the Merger or any of the other Contemplated Transactions, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

        5.13    Parent Directors.     Parent shall take all actions necessary such that immediately following the Effective Time Gerard E. Puorro shall be appointed as a member of the Parent Board and to serve in such capacity from such date of appointment through the date of the 2011 annual meeting of the Parent stockholders and until his successor is duly elected and qualified.

        SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

        6.1    Accuracy of Representations.     (a) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 2.3(a) (Capitalization), Section 2.4 (Authority), Section 2.6(a) (Absence of Changes), Section 2.14(b) (Governmental Authorizations) and Section 2.20(b) (Orders)) or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) the representations and warranties set forth in Section 2.3(a) shall be true and correct in all but de minimus respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time (except with respect to the exercise of Company Awards in accordance with the terms thereof); (c) the representations and warranties set forth in Section 2.4 and Section 2.6(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time; and (d) the representations and warranties set forth in Section 2.14(b) and Section 2.20(b) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time (except in such respects that are immaterial in the aggregate).

        6.2    Performance of Covenants.     Each of the covenants or obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

        6.3    Effectiveness of Registration Statement.     The Form F-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form F-4 Registration Statement. Parent shall have received all other federal or state securities permits and other authorizations necessary to issue the Parent Shares and to consummate the Merger.

        6.4    Stockholder Approval.     This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

        6.5    Documents.     Parent shall have received a certificate executed by an executive officer of the Company, confirming that the conditions set forth in Sections 6.1, 6.2 and 6.4 have been duly satisfied.

        6.6    Resignations.     The Company shall have performed and complied with Section 5.9.

        6.7    Regulatory Matters.

        (a)   Any waiting period applicable to the consummation of the Merger under any applicable U.S. or foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

        (b)   All Governmental Authorizations or other Consents required to be obtained under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

        6.8    Listing.     The Parent Shares to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq.

        6.9    No Restraints.     No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

        SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions:

        7.1    Accuracy of Representations.     (a) The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties set forth in Section 3.3(a) (Capitalization), Section 3.4 (Authority), Section 3.6(a) (Absence of Changes), Section 3.12(b) (Governmental Authority) and Section 3.16(b) (Orders)) or in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (b) the representations and warranties set forth in Section 3.3(a) shall be true and correct in all but de minimus respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time; (c) the representations and warranties set forth in Section 3.6(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time; and (d) the representations and warranties set forth in Section 3.12(b) and Section 3.16(b) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time (except in such respects that are immaterial in the aggregate).

        7.2    Performance of Covenants.     Each of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3    Effectiveness of Registration Statement.     The Form F-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form F-4 Registration Statement. Parent shall have received all other federal or state securities permits and other authorizations necessary to issue the Parent Shares and to consummate the Merger.

        7.4    Stockholder Approval.     This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

        7.5    Documents.     The Company shall have received a certificate executed by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

        7.6    Listing.     The Parent Shares to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq.

        7.7    No Restraints.     No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the Merger by the Company shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

        7.8    Regulatory Matters.

        (a)   Any waiting period applicable to the consummation of the Merger under any applicable U.S. or foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any Governmental Body pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.

        (b)   All Governmental Authorizations or other Consents required to be obtained under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

        7.9    Tax Opinion.     The Company shall have received an opinion letter of Goodwin Procter LLP, counsel to the Company, dated as of the date of the Prospectus/Proxy Statement and as of the date of Closing, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion letter, counsel shall be entitled to rely on customary representation letters of Parent, Merger Sub, and the Company, in form and substance reasonably satisfactory to such counsel.

        SECTION 8.    TERMINATION

        8.1    Termination.     Except in the case of termination pursuant to Section 8.1(e) below, this Agreement may be terminated prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote):

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company if the Merger shall not have been consummated on or before June 1, 2010 (the "Outside Date"); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by such party is attributable to a failure on the part of such party to perform on or before the Outside Date any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

        (c)   by either Parent or the Company if a court of competent jurisdiction shall have issued a final and non appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party that has not used its reasonable best efforts to have such order, decree or ruling removed, repealed or overturned or that breached in any material respect its obligations under this

Agreement in any manner that shall have proximately resulted in the issuance or imposition of such order, decree or ruling;

        (d)   by either Parent or the Company if: (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt and approve this Agreement; and (ii) this Agreement shall not have been adopted and approved at the Company Stockholders' Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Stockholder Vote;

        (e)   by Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;

        (f)    by Parent if it is not in material breach of its obligations under this Agreement, and: (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that any condition set forth in Section 6 would not be satisfied; or (ii) any of the Company's covenants or obligations contained in this Agreement shall have been breached such that any condition set forth in Section 6 would not be satisfied; provided, however, that if an inaccuracy in any of the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company within thirty (30) days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (A) during the thirty (30) day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (B) after such thirty (30) day period if such inaccuracy or breach shall have been fully cured during such thirty (30) day period in a manner that does not result in a breach of any representation, warranty, covenant or obligation of the Company; or

        (g)   by the Company if it is not in material breach of its obligations under this Agreement, and: (i) any of Parent's or Merger Sub's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that any condition set forth in Section 7 would not be satisfied; or (ii) any of Parent's or Merger Sub's covenants or obligations contained in this Agreement shall have been breached such that any condition set forth in Section 7 would not be satisfied; provided, however, that if an inaccuracy in any of Parent's or Merger Sub's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent or Merger sub is curable by Parent within thirty (30) days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) during the thirty (30) day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such thirty (30) day period if such inaccuracy or breach shall have been fully cured during such thirty (30) day period in a manner that does not result in a breach of any representation, warranty, covenant or obligation of Parent or Merger Sub.

        8.2    Effect of Termination.     In the event of the termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective Subsidiaries, officers or directors except (x) with respect to Section 4.1(d), this Section 8.2, Section 8.3 and Section 9 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or knowing and intentional breach by the other party of any provision of this Agreement.

        8.3    Expenses; Termination Fees.

        (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be borne solely and entirely by the party that has incurred the same, whether or not the Merger occurs; provided, however, that Parent shall pay fifty percent (50%) and the Company shall pay fifty percent (50%) of (i) all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing with the SEC of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Form F-4 Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (including SEC filing fees), and (ii) the applicable filing fees associated with the Antitrust Filings.

        (b)   If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the Company Stockholders' Meeting, an Acquisition Proposal shall have been publicly announced or otherwise publicly disclosed, and within twelve (12) months of the date this Agreement is terminated the Company shall reach a definitive agreement to consummate, or shall have consummated, an Acquisition Proposal, then the Company shall pay to Parent the Termination Fee promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Acquisition Proposal.

        (c)   If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent the Termination Fee, less all applicable withholdings and deductions required by law, within two (2) Business Days after such termination.

        (d)   For purposes of this Agreement, the "Termination Fee" shall mean a nonrefundable amount equal to $2,600,000 in cash. For avoidance of doubt, in no event shall the Company be obligated to pay to the Termination Fee on more than one occasion.

        (e)   The Company acknowledges that the agreements contained in Section 8.3(b) and 8.3(c) are an integral part of the transactions contemplated by this Agreement and that, without these provisions, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee when due, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at an annual rate equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

        SECTION 9.    MISCELLANEOUS PROVISIONS

        9.1    Amendment.     This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Company's stockholders); provided, however, that after any such adoption and approval of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.2    Waiver.

        (a)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.3    No Survival of Representations and Warranties.     None of the representations, warranties and agreements contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Merger, except that any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time, including the agreements set forth in Section 1, Section 1.5(d)(iii) (Form S-8), Section 4.1(d) (Confidentiality), Section 5.4 (Employee Benefits), Section 5.5 (Indemnification of Officers and Directors), Section 5.10 (Section 16 Matters), Section 5.11 (Tax Matters), Section 8.2 (Effect of Termination), Section 8.3 (Expenses; Termination Fee), Section 9 (Miscellaneous Provisions) and the Confidentiality Agreement shall survive the Effective Time.

        9.4    Entire Agreement; Counterparts; Exchanges by Facsimile.     This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.5    Applicable Law; Jurisdiction.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no party shall object to the removal of such action or suit to any federal court located in the State of Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

        9.6    Disclosure Schedules.     The Disclosure Schedule and Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Sections 2 and 3 respectively, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and shall not be deemed to relate to or to qualify any other representation or warranty, provided that any fact or condition that is disclosed in any section of the Disclosure Schedule or Parent Disclosure Schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Disclosure Schedule or Parent Disclosure Schedule, as the case may be, readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of the Disclosure Schedule or Parent Disclosure Schedule, notwithstanding the omission of a reference or cross reference thereto. Disclosures in the Filed Company SEC Documents and Filed Parent SEC Documents shall be deemed to qualify the representations and warranties set forth in this Agreement if and only if it is readily apparent that information in such filings (or incorporated by reference therein) is directly related and should be interpreted as an exception to any representation and warranty under this Agreement.

        9.7    Attorneys' Fees.     In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        9.8    Assignability.     This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the parties' rights or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by a party without the other parties' prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the provisions of Section 5.4(c) which shall be enforceable following the Effective Time by the individuals party to Executive Benefit Agreements to the extent of their respective rights pursuant to Section 5.4(c).

        9.9    Notices.     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by courier or express delivery service or by facsimile (providing confirmation of transmission) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Syneron Medical Ltd.
Industrial Zone
Tavor Building 4
P.O. Box 550
Yokneam Illit 20692
Israel
Attn: Chief Executive Officer

with a copy to:

Gene Kleinhendler/Einat Meisel
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Round Building
Tel Aviv 67021
Israel

if to the Company:

Candela Corporation
530 Boston Post Road
Wayland, MA 01778
Fax: 508-358-5602
Attn: Chief Executive Officer

with a copy to:

Candela Corporation
530 Boston Post Road
Wayland, MA 01778
Fax: 508-358-5602
Attn: General Counsel

and

Goodwin Procter LLP
53 State Street
Boston, MA 02109
Fax: 617-523-1234
Attn: John M. Mutkoski
          James A. Matarese

        9.10    Cooperation.     The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

        9.11    Performance Guarantee.     Parent agrees to take such reasonable actions as are necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.

        9.12    Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        9.13    Enforcement; Remedies.     The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. All rights, powers and remedies provided by this Agreement or otherwise available in respect hereof in law or at equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party; provided, however, that, the right of Parent to receive payment of the Termination Fee pursuant to Section 8.3 shall be the sole and exclusive remedy of Parent and Merger Sub in those circumstances in which the Termination Fee is payable pursuant to Section 8.3 and, in such circumstances, the Termination Fee shall be liquidated damages. Notwithstanding anything to the contrary in this Agreement, including the provisions of Section 8.2 and this Section 9.13, each party hereby covenants and agrees that it shall not exercise any right or remedy provided by this Agreement or otherwise available against another party to this Agreement, including with respect to any breach of a representation, warranty or covenant under this Agreement, or the failure to satisfy any condition set forth in Section 6 or Section 7, in each case arising out of, resulting from or related to any claim asserted by any of Palomar Medical Technologies, Inc., Cardiofocus, Inc. or their respective affiliates (including any claim, allegation, development, outcome or disposition of the matters related thereto).

        9.14    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

        (e)   For purposes of this Agreement, a statement that the Company has "made available" or "delivered" any document shall be deemed satisfied by the inclusion of such document among the Filed Company SEC Documents (including any document incorporated by reference therein) or if such document has been made available in a data room for review by Parent or its advisors.

        (f)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SYNERON MEDICAL LTD.
By:	/s/ Louis Scafuri

Name:	Louis Scafuri
Title:	Chief Executive Officer
SYNERON ACQUISITION SUB, INC.
By:	/s/ Fabian Tenenbaum

Name:	Fabian Tenenbaum
Title:	President
CANDELA CORPORATION
By:	/s/ Gerard E. Puorro

Name:	Gerard E. Puorro
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        "Acquired Corporations" shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company (other than Merger Sub)).

        "Acquisition Inquiry" shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

        "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) to engage in any Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction or series of transactions (other than the Merger) involving:

        (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of the outstanding Company Common Stock; or (iii) in which the Company issues securities representing twenty percent (20%) or more of the outstanding Company Common Stock;

        (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) twenty percent (20%) or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations, taken as a whole; or (ii) twenty percent (20%) or more of the fair market value of the assets of the Acquired Corporations, taken as a whole; or

        (c)   any liquidation or dissolution of the Company.

        "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

        "Applicable Laws" shall mean federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        "Business Day" shall mean any day other than a day on which banks in New York are required or authorized to be closed.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        "Company Affiliate" shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

        "Company Associate" shall mean any current employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.

        "Company Benefit Agreement" shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations and any Company Associate, other than any such Contract with a Company

Associate that is terminable "at will" without any obligation on the part of the applicable Acquired Corporation to make any payments or provide any benefits in connection with such termination.

        "Company Benefit Plan" shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, Contract or commitment and each other employee benefit plan or arrangement, whether written or unwritten, and whether funded or unfunded, and each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation.

        "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

        "Company Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

        "Company IP Contract" shall mean any Company Contract under which the Company or its Subsidiaries has any right, title or interest in, under or to any material IP Rights, other than nonexclusive licenses that are available to the public generally.

        "Company Material Adverse Effect" shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, or operations of the Acquired Corporations taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions; provided, however, that a "Company Material Adverse Effect" shall not be deemed to mean or include any such effect, change, event or circumstance to the extent arising as a result of or reasonably attributed to: (i) changes in general economic conditions in general in any country or region in which the Acquired Corporations conduct a material portion of their business after the date of this Agreement, except to the extent such changes impact the Acquired Corporations in a disproportionate manners compared to other companies operating in any such country or region; (ii) changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (iii) any act or omission by the Acquired Corporations taken with the prior written consent of Parent in contemplation of the Merger; (iv) any costs or expenses reasonably incurred or accrued in connection with the Merger (and not otherwise in breach of this Agreement); (v) in and of itself, a decline in the stock price of the Company Common Stock on the Nasdaq or the delisting of the Company Common Stock from the Nasdaq, provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or delisting is a Company Material Adverse Effect; (vi) conditions generally affecting the industries in which the Acquired Corporations participate that do not have a materially disproportionate impact on the Acquired Corporations, taken as a whole, relative to the Company's peers; (vii) legislative or regulatory changes in the industries in which the Acquired Corporations participate following the announcement of the Merger; (viii) the, announcement (including the announcement of the identity of Parent and Merger Sub), pendency, execution, performance or consummation of this Agreement or any of the Contemplated Transactions; (ix) any Legal Proceedings disclosed in the Company SEC Documents; (x) acts of God; or (xi) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency, except to the extent it has a materially disproportionate impact on the Acquired Corporations, taken as a whole, relative to the Company's peers operating in any geographic region in which the Acquired Corporations operate.

        "Company Option" shall mean options or other equity compensation awards to purchase or receive shares of Common Stock issued or issuable by the Company pursuant to the Company Stock Plans.

        "Company Preferred Stock" shall mean the Company's preferred stock, par value $0.01 par value per share.

        "Confidentiality Agreement" shall mean the Confidentiality and Standstill Agreement dated May 28, 2009 between the Company and Parent.

        "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contemplated Transactions" shall mean the Merger and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Voting Agreements.

        "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

        "DOL" shall mean the United States Department of Labor.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Filed Company SEC Documents" shall mean all Company SEC Documents filed by the Company on or after June 28, 2008, and publicly available prior to the date of this Agreement.

        "Filed Parent SEC Documents" shall mean all Parent SEC Documents filed by the Company on or after January 1, 2008, and publicly available prior to the date of this Agreement.

        "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

        "Foreign Plan" shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability;

(b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

        "Form F-4 Registration Statement" shall mean the registration statement on Form F-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "Governmental Authorization" shall mean any: (a) permit, license, exemption, consent, certificate, franchise, permission, variance, clearance, registration, qualification, authorization or other approval issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq).

        "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge," "best of the knowledge," "known" or words of similar effect, means the following: with respect to the Company, the actual knowledge of a particular fact or other matter after reasonably due inquiry by any of the individuals set forth in Part 10.1 of the Disclosure Schedule and, with respect to Parent or Merger Sub, the actual knowledge of a particular fact or other matter after reasonable due inquiry by any of the individuals set forth in Part 10.1 of the Parent Disclosure Schedule.

        "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq).

        "Nasdaq" shall refer to, individually or collectively, The NASDAQ Stock Market, The NASDAQ Global Market, The NASDAQ Global Select Market and The NASDAQ Capital Market (or any successor entities thereto) and any other exchange now or later existing under the control of The NASDAQ OMX Group, Inc.

        "Other SEC Filing" shall mean any filings required to be made with the SEC under the Exchange Act in connection with the Contemplated Transactions, other than the Prospectus/Proxy Statement and the Form F-4 Registration Statement.

        "Parent Affiliate" shall mean any Person under common control with any of the Parent Entities within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

        "Parent Contract" shall mean any Contract: (a) to which any of the Parent Entities is a party; (b) by which any of the Parent Entities or any Parent IP or any other asset of any of the Parent Entities is or may become bound or under which any of the Parent Entities has, or may become subject to, any obligation; or (c) under which any of the Parent Entities has or may acquire any right or interest.

        "Parent Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

        "Parent IP Contract" shall mean any Parent Contract under which Parent or its Subsidiaries has any right, title or interest in, under or to any material Parent IP Rights, other than nonexclusive licenses that are available to the public generally.

        "Parent Material Adverse Effect" shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, or operations of the Parent Entities taken as a whole; or (b) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions; provided, however, that a "Parent Material Adverse Effect" shall not be deemed to mean or include any such effect, change, event or circumstance to the extent arising as a result of or reasonably attributed to: (i) changes in general economic conditions in general in any country or region in which the Acquired Corporations conduct a material portion of their business after the date of this Agreement, except to the extent such changes impact the Acquired Corporations in a disproportionate manners compared to other companies operating in any such country or region; (ii) changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (iii) any act or omission by the Acquired Corporations taken with the prior written consent of Parent in contemplation of the Merger; (iv) any costs or expenses reasonably incurred or accrued in connection with the Merger (and not otherwise in breach of this Agreement); (v) in and of itself, a decline in the stock price of the Company Common Stock on the Nasdaq or the delisting of the Company Common Stock from the Nasdaq, provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that the underlying cause of any such decline or delisting is a Parent Material Adverse Effect; (vi) conditions generally affecting the industries in which the Parent Entities participate that do not have a materially disproportionate impact on the Parent Entities, taken as a whole, relative to Parent's peers; (vii) legislative or regulatory changes in the industries in which the Parent Entities participate following the announcement of the Merger; (viii) the announcement (including the announcement of the identity of Parent and Merge Sub), pendency, execution, performance or consummation of this Agreement or any of the Contemplated Transactions; (ix)) any Legal Proceedings disclosed in the Parent SEC Documents; (x) acts of God; or (xi) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, Israel, any declaration of war by Israel or any other national or international calamity or emergency, except to the extent it has a materially disproportionate impact on the Parent Entities, taken as a whole, relative to Parent's peers operating in any geographic region in which the Parent Entities operate.

        "Parent Shares" shall mean the Ordinary Shares, NIS 0.01 par value per share, of Parent.

        "Parent Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Parent and its consolidated subsidiaries including all notes thereto as of June 30, 2009, included in the Company's Report on Form 6-K for the fiscal quarter ended June 30, 2009, as filed with the SEC prior to the date of this Agreement.

        "Person" shall mean any individual, Entity or Governmental Body.

        "Prospectus/Proxy Statement" shall mean the joint prospectus/proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

        "Representatives" shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

        "Rights Plan" means that certain Rights Agreement, dated as of April 26, 2007, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

        "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Subsidiary" shall mean an Entity of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

        "Superior Offer" shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of Company Common Stock, that: (a) was not obtained or made in breach of this Agreement or the Confidentiality Agreement; and (b) is on terms and conditions that the Company Board determines, in its reasonable, good faith judgment, after consultation with the Company's outside legal counsel and the Company Financial Advisor, to be: (i) more favorable, from a financial point of view, to the Company's stockholders than the terms of the Merger (or any counteroffer made by Parent) and (ii) likely to be consummated.

        "Tax" shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any similar charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        "Treasury Regulations" means the regulations promulgated by the U.S. Department of Treasury under the Code, as amended.

        "Triggering Event" shall be deemed to have occurred if: (a) the Company Board shall have failed to make the Company Board Recommendation in accordance with Section 5.2(b); (b) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation; (c) the Company Board fails to reaffirm publicly the Company Board Recommendation, within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; (d) an Adverse Recommendation Change shall have occurred; (e) the Company shall have executed any letter of intent, memorandum of understanding or similar document or any Contract relating to any Acquisition Proposal (whether or not a Superior Proposal); or (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

        "Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries including all notes thereto as of March 28, 2009, included in the Company's Report on Form 10-Q for the fiscal quarter ended March 28, 2009, as filed with the SEC prior to the date of this Agreement.

EXHIBIT B

FORM OF VOTING AGREEMENT

[intentionally omitted, see Exhibit 99.1 to this filing]

EXHIBIT C

FORM OF CERTIFICATE OF INCORPORATION

OF THE

SURVIVING CORPORATION

        FIRST: The name of this corporation is [                                    ]

        SECOND: The registered office of the corporation in the State of Delaware is 1209 Orange Street, America's Corporate Address, Wilmington, Delaware 19801. The name of its registered agent at such address is Corporation Service Company.

        THIRD: The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of stock which this corporation is authorized to issue is [                        ] shares of common stock with $0.01 par value. All such Shares shall be designated "Common Stock".

        FIFTH: The name and mailing address of the incorporator is [                                    ].

        SIXTH: Provisions for the management of the business and for the conduct of the affairs of this corporation and provisions creating, defining, limiting and regulating the powers of this corporation, the directors and the stockholders are as follows:

          (a)   The board of directors shall have the power to make, adopt, alter, amend and repeal the bylaws of this corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors which shall constitute the whole board of directors of this corporation subject to the right of the stockholders to alter, amend and repeal the bylaws made by the board of directors.

          (b)   Election of directors of this corporation need not be by written ballot unless the bylaws so provide.

          (c)   The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of this corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon this corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of this corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

          (d)   In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the board of directors of this corporation are hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by this corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of the Certificate of Incorporation as they may be amended, altered or changed from time to time and to any bylaws from time to time made by the directors or stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the board of directors which would have been valid if such bylaw had not been made.

        SEVENTH: To the fullest extent permitted by the General Corporation Law of Delaware, including, without limitation, as provided in Section 102(b)(7) of the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the

General Corporation Law of Delaware is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

        EIGHTH: (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director or officer or additionally in the case of another corporation, as an employee or agent or in any other capacity while serving as such director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgment, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article EIGHTH or otherwise.

        (b)   If a claim under paragraph (a) of this Article EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such expenses, has been received by the Corporation, except in the case of a claim for advancement of expenses (including attorneys' fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys' fees, of prosecuting such claim. It shall be a defense to any such action, other than an action brought to enforce a claim for expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

        (c)   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested director or otherwise.

        (d)   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

        (e)   In the case of a claim for indemnification or advancement of expenses against the Corporation under this Article Eight arising out of acts, events or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee or agent of any other entity at the request of the Corporation, may be entitled to indemnification or advancement of expenses pursuant to such other entity's certificate of incorporation, bylaws, or a contractual agreement between the claimant and such entity, the claimant seeking indemnification hereunder shall first seek indemnification and advancement of expenses pursuant to such other entity's certificate of incorporation, bylaws, or agreement. To the extent that amounts to be indemnified or advanced to a claimant hereunder are paid or advanced by such other entity, the claimant's right to indemnification and advancement of expenses hereunder shall be reduced.

        THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make and file this Certificate of Incorporation, and accordingly has hereunto set his hand this    day of                    , 20    .

[ ], Incorporator

EXHIBIT D

FORM OF BY-LAWS

OF THE

SURVIVING CORPORATION

FORM OF BY-LAWS
OF THE
SURVIVING CORPORATION

OUTLINE

i

ii

FORM OF BY-LAWS

OF THE

SURVIVING CORPORATION

ARTICLE I

FISCAL YEAR

The fiscal year of [                    ] (the "Corporation") shall be the twelve months ending on the last day of December.

ARTICLE II

STOCKHOLDERS

Section 1. Annual Meeting.

        The annual meeting of stockholders shall be held not later than thirteen (13) months after the latest of the organization of the Corporation, its last annual meeting or the last vote or action by written consent to elect directors in lieu of an annual meeting, at the date and hour fixed by the Directors or the President and stated in the notice of the meeting. The purposes for which the annual meeting is to be held, in addition to those prescribed by law, by the Certificate of Incorporation or by these By-laws, may be specified by the Directors or the President. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu thereof, and any action taken at such meeting shall have the same effect as if taken at the annual meeting.

Section 2. Special Meetings.

        Special meetings of the stockholders may be called by the President, Secretary or by a majority of the Directors acting by vote or by written instrument(s) signed by such a majority of them.

Section 3. Place of Meetings.

        All meetings of stockholders shall be held at the principal office of the Corporation unless a different place is fixed by the Directors or the President and stated in the notice of the meeting. The Board of Directors is authorized to determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or a proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or a proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 4. Notices.

        Notice of all meetings of stockholders shall be given as follows: A written notice, stating the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. Notices shall be given by the Board of Directors, the President, Secretary or an Assistant Secretary, not less ten (10) days nor more than sixty (60) days before the meeting unless otherwise provided in Delaware General Corporation Law,

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to each stockholder entitled to vote thereat. If mailed, notice is given when deposited in the United Sates mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Notices of all meetings of stockholders shall state the purposes for which the meetings are called.

        When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Without limiting the manner by which notice otherwise may be given effectively to stockholders and other then notices under sections 164, 296, 311, 312 or 324 of the Delaware General Corporation Law, any notice to stockholders given by the Corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent.

        It shall be the responsibility of each stockholder to notify the Corporation of the post office address to which that stockholder wishes all communications by the Corporation addressed and delivered.

        Whenever notice is required to be given under any provision of the Delaware General Corporation Law, certificate of incorporation or bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

Section 5. Quorum.

        Subject to quorum requirement for special actions under the law, at any meeting of stockholders, a quorum for the transaction of business shall consist of one or more individuals appearing in person and/or as proxies and owning and/or representing at least fifty percent (50%) of the shares of the Corporation then outstanding and entitled to vote. Any meeting may be adjourned from time to time by majority vote properly cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.

Section 6. Voting and Proxies.

        Each stockholder shall have one vote for each share of stock entitled to vote, and a proportionate vote for any fractional share entitled to vote, held by him of record according to the records of the Corporation, unless otherwise provided by the Certificate of Incorporation. Stockholders may vote either in person or by written proxy dated not more than three (3) years unless the proxy provides for a longer period.

        Proxies shall be filed with the Secretary or other person responsible for recording the proceedings before being voted at any meeting or any adjournment thereof.

        A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder's authorized officer, director, employee or agent signing such writing or causing such person's signature to be affixed to such writing by any reasonable means including, without limitation, by facsimile signature. A stockholder may

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also authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making the determination shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to Section 212(c) of the Delaware General Corporation Law may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 7. Action at Meeting.

        When a quorum is present, the action of the stockholders on all matters, other than the election of directors, properly brought before such meeting shall be decided by the stockholders holding a majority of the stock present or represented by proxy and entitled to vote and voting on such matter, except where a different vote is required by law, the Certificate of Incorporation, these By-laws, or by any written agreement to which the Corporation and its stockholders are bound. Directors shall be elected by a plurality of the votes of the shares present in person, participating by telephone or other electronic means or communication permitted hereunder, or represented by proxy at the meeting and entitled to vote on the election of directors. No ballot shall be required for the election of directors unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

Section 8. Special Action.

        Unless otherwise provided in the Certificate of Incorporation, any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.

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Section 9. Record Date.

        In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

        In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III

DIRECTORS

Section 1. Powers.

        The business of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the Delaware General Corporation Law or in its Certificate of Incorporation.

        The Board of Directors shall have the authority to fix the compensation of the members thereof.

Section 2. Election.

        The number of directors which shall constitute the whole board shall be not less than one nor more than nine. Within the limits above specified, the number of directors shall be determined by resolution of the board of directors or by the stockholders at the annual meeting. The directors shall be elected at the annual meeting of the stockholders or by written consent in lieu of an annual meeting, except as provided

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in Section 2 of this Article, and each director elected shall hold office until his successor is elected and qualified. Directors need not be stockholders.

Section 3. Quorum.

        At any meeting of the Directors a majority of the Directors shall constitute a quorum for the transaction of business.

Section 4. Vacancies.

        Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 5. Enlargement of the Board.

        The number of directors which shall constitute the whole Board of Directors may be increased and one or more additional Directors elected at any special meeting of the stockholders, called at least in part for the purpose, or by the Directors by vote of all of the Directors then in office. The stockholders may, by majority vote, overrule any such increase approved by the Directors.

Section 6. Tenure.

        Except as otherwise provided by law, by the Certificate of Incorporation, or by these By-laws, a Director shall hold office until the earlier of his resignation, death, or removal. Any Director may resign by delivering his written resignation or by electronic transmission to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 7. Removal.

        Any Director or the entire Board may be removed from office with or without cause by vote of stockholders holding a majority of the shares entitled to vote in the election of Directors.

Section 8. Regular Meetings.

        Regular meetings of the Directors may be held at such times and places as shall from time to time be fixed and scheduled by resolution of the Board. No notice need be given of regular meetings held at times and places so fixed and scheduled. If at any meeting of Directors at which a resolution is adopted fixing the times or place or places for any regular meetings any Director is absent, no meeting shall be held pursuant to such resolution until either each such absent Director has been notified of the change in writing by the Secretary on seven (7) days notice.

Section 9. Special Meetings.

        Special meetings of the Directors may be called by the President or by the Treasurer or by any Director and shall be held at the place designated in the call thereof.

Section 10. Notice of Special Meetings.

        Notices of any special meeting of the Directors shall be given by the Secretary or any Assistant Secretary to each Director, by delivering to him, postage or delivery charges prepaid, and addressed to him at his address, electronic mail address, or facsimile number as registered on the books of the Corporation,

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at least forty-eight hours before the meeting, notice of such meeting. Such delivery may be made by hand, overnight courier, facsimile, electronic mail, or by regular mail, but if made by the latter shall not be effective unless placed in the mail at least five (5) days before the date of the meeting. If the Secretary refuses or neglects for more than twenty-four hours after receipt of the call to give notice of such special meeting, or if the office of Secretary is vacant or the Secretary is absent from the principal office of the Corporation, or incapacitated, such notice may be given by the officer or Directors calling the meeting. Notice need not be given to any Director if a waiver of notice in writing, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who is present in person at the meeting without protesting prior thereto or at its commencement the lack of notice to him. A notice or waiver of notice of a Directors' meeting need not specify the purposes of the meeting.

        It shall be the responsibility of each director to notify the Corporation of the post office address to which that director wishes all communications by the Corporation addressed and delivered.

Section 11. Action at Meeting.

        At any meeting of the Directors at which a quorum is present, the action of the Directors on any matter brought before the meeting shall be decided by the vote of a majority of those present and voting, unless a different vote is required by law, the Certificate of Incorporation, or these By-laws.

Section 12. Participation by Telephone at a Meeting.

        Any Director or member of any committee designated by the Directors may participate in a meeting of the Directors or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting for all purposes, including without limitation, for purposes of Sections 3, 10, 11 and 14 of this Article.

Section 13. Special Action.

        Any action by the Directors or any Committee thereof may be taken without a meeting if all the members of the Board of Directors or the Committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Directors' meetings. Such consent shall be treated as a vote of the Directors for all purposes.

Section 14. Committees.

        The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation with the exception of any power or authority the delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

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Section 15. Chairperson.

        The Directors may elect from their number one or more Chairpersons or Co-Chairpersons of the Board, one of whom shall preside at all meetings of the Board of Directors and each of whom may have such additional powers and responsibilities, executive or otherwise, as may from time to time be vested in him by resolution of the Board of Directors.

ARTICLE IV

OFFICERS

Section 1. Enumeration.

        The officers of the Corporation shall be a Secretary, and such President, Treasurer, Vice Presidents, Assistant Treasurers, Assistant Secretaries, and other officers as may from time to time be determined by the Directors.

Section 2. Election.

        The officers shall be elected by the Directors.

Section 3. Qualification.

        Any officer may, but need not be, a Director or a stockholder. Any two or more offices may be held by the same person.

Section 4. Tenure.

        Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, the officers shall hold office until the earliest of his resignation, death, or replacement, or the expiration of his term. Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 5. Removal.

        The Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office.

Section 6. President.

        The President, if elected, shall preside at all meetings of the stockholders and of the Directors. It shall be his duty and he shall have the power to see that all orders and resolutions of the Directors are carried into effect. The President shall from time to time report to the Directors all matters within his knowledge which the interests of the Corporation may require to be brought to its notice. The President shall perform such duties and have such powers additional to the foregoing as the Directors shall designate.

Section 7. Vice Presidents.

        In the absence or disability of the President or a vacancy in such office, his powers and duties shall be performed by the Vice President, if only one, or, if more than one, by the one designated for the purpose by the Directors. Each Vice President shall have such other powers and perform such other duties as the Directors shall from time to time designate.

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Section 8. Treasurer.

        The Treasurer, if elected, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as shall be designated by the Directors or, in the absence of such designation, in such depositories as he shall from time to time deem proper. He shall disburse the funds of the Corporation as shall be ordered by the Directors, taking proper vouchers for such disbursements. He shall promptly render to the President and to the Directors such statements of his transactions and accounts as the President and Directors respectively may from time to time require. The Treasurer shall perform such duties and have such powers additional to the foregoing as the Directors may designate.

Section 9. Assistant Treasurers.

        In the absence or disability of the Treasurer, his powers and duties shall be performed by the Assistant Treasurer, if only one, or, if more than one, by the one designated for the purpose by the Directors. Each Assistant Treasurer shall have such other powers and perform such other duties as the Directors shall from time to time designate.

Section 10. Secretary.

        The Secretary shall record in books kept for the purpose all votes and proceedings of the stockholders and shall record as aforesaid all votes and proceedings of the Directors at their meetings. Unless the Directors shall appoint a transfer agent and/or registrar or other officer or officers for the purpose, the Secretary shall be charged with the duty of keeping, or causing to be kept, accurate records of all stock outstanding, stock certificates issued and stock transfers and, subject to such other or different rules as shall be adopted from time to time by the Directors, such records may be kept solely in the stock certificate books. The Secretary shall perform such duties and have such powers additional to the foregoing as the Directors shall designate.

Section 11. Assistant Secretaries.

        In the absence or disability of the Secretary or in the event of a vacancy in such office, the Assistant Secretary, if one be elected, or, if there be more than one, the one designated for the purpose by the Directors, shall perform the duties of the Secretary. Each Assistant Secretary shall have such other powers and perform such other duties as these By-laws may provide or as the Directors may from time to time designate. A Temporary Secretary designated by the person presiding shall perform the duties of the Secretary in the absence of the Secretary and Assistant Secretaries from any meeting of stockholders or Directors.

ARTICLE V

PROVISIONS RELATING TO CAPITAL STOCK

Section 1. Unissued Stock.

        The Board of Directors shall have the authority upon majority vote to issue from time to time the whole or any part of any unissued balance of the authorized stock of the Corporation to such persons, for such consideration, whether cash, property, services or for a debt or note, and on such terms as the Directors may from time to time determine without first offering the same for subscription to existing stockholders of the Corporation.

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Section 2. Certificates of Stock.

        Each stockholder shall be entitled to a certificate or certificates representing in the aggregate the shares owned by him and certifying the number and class thereof, which shall be in such form as the Directors shall adopt. Each certificate of stock shall be signed by (a) the President and (b) by the Secretary, but when a certificate is countersigned by a transfer agent or a registrar, other then a Director, officer or employee of the Corporation, such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-laws or any agreement to which the Corporation is a party, shall have the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement of the existence of such restriction and a statement that the Corporation will furnish a copy to the holder of such certificate upon written request and without charge.

Section 3. Transfer of Stock.

        The stock of the Corporation shall be transferable, so as to affect the rights of the Corporation, only by transfer recorded on the books of the Corporation, in person or by duly authorized attorney, and upon the surrender of the certificate or certificates properly endorsed or assigned.

Section 4. Equitable Interests Not Recognized.

        The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person except as may be otherwise expressly provided by law.

Section 5. Lost or Destroyed Certificates.

        The Directors of the Corporation may, subject to Delaware Corporation Law, determine the conditions upon which a new certificate of stock may be issued in place of any certificate alleged to have been lost, destroyed, or mutilated.

ARTICLE VI

STOCK IN OTHER CORPORATIONS

        Except as the Directors may otherwise designate, each of the Directors may waive notice of, and appoint any person or persons to act as proxy or attorney in fact for this Corporation (with or without power of substitution) at, any meeting of stockholders or shareholders, or to act as director or officer of any other Corporation or organization, the securities of which may be held by this Corporation.

ARTICLE VII

INSPECTION OF RECORDS

        Books, accounts, documents and records of the Corporation shall be open to inspection by any Director at all times during the usual hours of business. The original, or attested copies, of the Certificate of Incorporation, By-laws and records of all meetings of the incorporators and stockholders, and the stock and transfer records, which shall contain the names of all stockholders and the record address and the amount of stock held by each, shall be kept at the principal office of the Corporation, or at an office of its transfer agent or of the Secretary or of its registered agent. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to the inspection of any stockholder for any proper purpose, but not to secure a list of stockholders for the purpose of selling said list or copies thereof

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or of using the same for any purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the Corporation.

ARTICLE VIII

CHECKS, NOTES, DRAFTS and OTHER INSTRUMENTS

        Checks, notes, drafts and other instruments for the payment of money drawn or endorsed in the name of the Corporation may be signed by any Director, officer or officers or person or persons authorized by the Directors to sign the same.

ARTICLE IX

SEAL

        The seal of the Corporation shall be circular in form, bearing its name, the word "Delaware", and the year of its incorporation. The Secretary or any Assistant Secretary may affix the seal (as may any other officer if authorized by the Directors) to any instrument requiring the corporate seal.

ARTICLE X

AMENDMENTS

        These By-laws may at any time be amended by vote of the stockholders, provided that notice of the substance of the proposed amendment is stated in the notice of the meeting. The Directors may also make, amend, or repeal these By-laws in whole or in part, except with respect to any provision thereof which by law, the Certificate of Incorporation, or these By-laws requires action by the stockholders. Not later than the time of giving notice of the meeting of stockholders next following the making, amending or repealing by the Directors of any By-law, notice thereof stating the substance of such change shall be given to all stockholders entitled to vote on amending the By-laws. Any By-law adopted by the Directors may be amended or repealed by the stockholders.

ARTICLE XI

TRANSACTIONS WITH RELATED PARTIES

        No contract or transaction between the Corporation and one or more of its Directors or Officers, or between a Corporation and any other corporation, partnership, association, or other organization in which one or more of its Directors or Officers, are Directors or Officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because any such Director's or Officer's vote are counted for such purpose if: (1) the material fact as to the Director's or Officer's relationship or interest and to the contract or transaction are disclosed or are known to the Board or the Committee, and the Board or Committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (2) the material facts as to the Director's or Officer's relationship or interest and to the contract or transaction are disclosed or are known to the Shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Shareholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a Committee or the Shareholders.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

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 ARTICLE XII

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

        The Corporation shall, to the extent legally permissible, have power to indemnify any person serving or who has served as a Director, officer, employee or agent of the Corporation in the manner prescribed by the Certificate of Incorporation, as amended and restated from time to time, of the Corporation.

        The Corporation shall, to the extent permissible, have power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this section.

HERE END THESE BY-LAWS

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EXHIBIT E

FORM OF NOTICE OF RESIGNATION

                        , 20
Candela Corporation
530 Boston Post Road
Wayland, MA 01778

Ladies and Gentlemen:

        As required by Syneron Medical Ltd. ("Parent") in connection with the acquisition of Candela Corporation (the "Company") by Parent pursuant to the Agreement and Plan of Merger among Parent, Syneron Acquisition Sub, Inc., and the Company, dated as of September 8, 2009 (the "Merger Agreement"), I hereby resign [(i) from the Board of Directors of the Company and any committee thereof on which I may serve and from the Board of Directors of any subsidiary of the Company on which I may serve and from any committee thereof on which I may serve] [and] [(ii) from my position as an officer of the Company [and as an officer of any subsidiary of the Company]], effective as of, and subject in all cases to the occurrence of, the Effective Time (as defined in the Merger Agreement). [This resignation shall not be construed as a voluntary termination of employment for purposes of that certain [Senior Officer] Executive Retention Agreement by and between the Company and myself, effective as of [November 27, 2007].]

Very Truly Yours,
[Print Name]
Acknowledged and accepted:
CANDELA CORPORATION
By: Name: Title: